Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

EXACT SCIENCES CORPORATION

SPRING ACQUISITION CORP.

and

GENOMIC HEALTH, INC.

Dated as of July 28, 2019

APPENDICES AND EXHIBITS

Appendix A	Definitions
Exhibit A	Form of Voting Agreement
Exhibit B	Certificate of Incorporation of the Surviving Corporation

v

INDEX OF DEFINED TERMS

Term	Section

510(k)s	Section 4.13(c)
Acquisition Proposal	Appendix A
Adjusted Option	Section 2.3(b)(ii)
Adjusted RSU Award	Section 2.3(a)(ii)
Affiliate	Appendix A
Agreement	Preamble
AKS	Section 3.21(g)
Anti-Corruption Laws	Section 3.18(a)
Anti-Kickback Statute	Section 3.21(a)
Antitrust Laws	Section 3.5(b)
Book-Entry Shares	Section 2.1(a)(iii)
Business Day	Appendix A
Bylaws	Section 3.1
Canceled Shares	Section 2.1(a)(i)
Cash Consideration	Section 2.1(a)(iii)
Certain Restricted Contract Actions	Section 5.1(m)
Certificate of Incorporation	Section 3.1
Certificate of Merger	Section 1.3
Certificates	Section 2.1(a)(iii)
CLIA	Section 3.21(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Appendix A
Company	Preamble
Company Adverse Recommendation Change	Section 5.6(c)
Company Benefit Plan	Appendix A
Company Board	Recitals
Company Capitalization Date	Section 3.2(a)
Company Common Stock	Section 2.1(a)(i)
Company Disclosure Letter	Appendix A
Company Equity Awards	Appendix A
Company Equity Plan	Appendix A
Company ERISA Affiliate	Appendix A
Company ESPP	Appendix A
Company FSA	Section 5.10(g)
Company Lease	Appendix A
Company Leased Real Property	Appendix A
Company Licenses	Section 3.21(d)
Company Material Contract	Section 3.14(a)
Company Option Grant Date	Section 3.2(b)
Company Owned IP	Section 3.15(c)
Company Permits	Section 3.10(a)
Company Preferred Stock	Section 3.2(a)

Company Qualified Plan	Section 5.10(f)
Company Recommendation	Appendix A
Company RSU Award	Section 2.3(a)(i)
Company SEC Documents	Section 3.6(a)
Company Stock Option	Section 2.3(b)(i)
Company Stockholder Approval	Section 3.4
Company Stockholders’ Meeting	Section 5.3(b)
Component	Appendix A
Confidentiality Agreement	Appendix A
Consent	Section 3.5(b)
Continuation Period	Section 5.10(a)
Contract	Appendix A
Control	Appendix A
Converted Shares	Section 2.1(a)(ii)
Convertible Notes	Section 4.2(a)
Copyleft Software	Appendix A
Covered Employees	Section 5.10(a)
Customs & International Trade Authorizations	Appendix A
Customs & International Trade Laws	Appendix A
D&O Indemnified Parties	Section 5.7(a)
Delaware Secretary of State	Appendix A
DGCL	Recitals
Dissenting Shares	Section 2.5
EDGAR	Article III
Effective Time	Section 1.3
Environmental Laws	Appendix A
Equity Award Exchange Ratio	Appendix A
ERISA	Appendix A
Exchange Act	Appendix A
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Appendix A
FCPA	Appendix A
FDA	Section 3.21(c)
FDA Permits	Section 4.13(c)
Federal Health Care Program	Section 3.21(b)
Foreign Plan	Appendix A
Form S-4	Section 3.11
GAAP	Appendix A
GDPR	Appendix A
Governmental Authority	Appendix A
Hazardous Materials	Appendix A
HIPAA	Appendix A
HSR Act	Appendix A
Indebtedness	Appendix A
Information Privacy and Security Laws	Appendix A

Information Privacy and Security Obligations	Section 3.22(a)
Infringe	Section 3.15(c)
Intellectual Property	Appendix A
Intervening Event	Appendix A
IRS	Appendix A
IT Assets	Appendix A
Knowledge	Appendix A
Labor Agreement	Appendix A
Law	Appendix A
LDTs	Section 3.21(c)
Lien	Appendix A
Major Payor	Section 3.23
Major Supplier	Section 3.23
Material Adverse Effect	Appendix A
Material IP Contracts	Section 3.15(b)
Merger	Recitals
Merger Consideration	Section 2.1(a)(iii)
Merger Sub	Preamble
Merger Sub Board	Recitals
Nasdaq	Appendix A
Net Option Share	Section 2.3(b)(i)
OFAC	Appendix A
Order	Appendix A
OSHA	Section 3.21(a)
Parent	Preamble
Parent Benefit Plan	Appendix A
Parent Board	Recitals
Parent Capitalization Date	Section 4.2(a)
Parent Common Stock	Section 2.1(a)(iii)
Parent Disclosure Letter	Appendix A
Parent Equity Plans	Appendix A
Parent FSA	Section 5.10(g)
Parent Organizational Documents	Appendix A
Parent Owned IP	Section 4.12(a)
Parent Permits	Section 4.10(a)
Parent Qualified Plan	Section 5.10(f)
Parent Regulatory Laws	Section 4.13(a)
Parent SEC Documents	Section 4.6(a)
Parent Stock Issuance	Section 5.3(a)
Parent Stock Price	Appendix A
Payment Programs	Section 3.21(f)
Permitted Lien	Appendix A
Person	Appendix A
Personal Data	Appendix A
PMAs	Section 4.13(c)
Proceedings	Appendix A

Proprietary Software	Section 3.15(j)
Proxy Statement	Section 3.11
Qualifying Termination	Appendix A
Regulatory Laws	Section 3.21(a)
Release	Appendix A
Representative	Appendix A
Sanctioned Country	Appendix A
Sanctioned Person	Appendix A
Sanctions	Appendix A
Sarbanes-Oxley Act	Appendix A
SEC	Appendix A
Securities Act	Appendix A
Security	Appendix A
Severance Plans	Appendix A
SSA	Section 3.21(b)
Stark Law	Section 3.21(a)
Subsidiary	Appendix A
Superior Proposal	Appendix A
Surviving Corporation	Section 1.1
Tax	Appendix A
Tax Returns	Appendix A
Taxes	Appendix A
Termination Date	Section 7.1(b)(i)
Termination Fee	Appendix A
Trading Day	Appendix A
Treasury Regulations	Appendix A
Voting Agreement	Recitals
VWAP	Appendix A
WARN Act	Section 3.12(k)

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 28, 2019, is made by and among Exact Sciences Corporation, a Delaware corporation (“Parent”), Spring Acquisition Corp., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Genomic Health, Inc., a Delaware corporation (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them herein.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent (the “Parent Board”), the Company (the “Company Board”) and Merger Sub (the “Merger Sub Board”) have unanimously approved and, in the case of the Company Board and the Merger Sub Board, declared advisable and in the best interests of their respective stockholders, this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving as a direct or indirect wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Company Board has unanimously resolved to recommend that the Company’s stockholders approve the adoption of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of Parent and certain stockholders of the Company have entered into a voting agreement in the form attached as Exhibit A hereto (the “Voting Agreement(s)”) pursuant to which, and subject to the terms thereof, among other things, the foregoing stockholders agreed to vote the shares of Company Common Stock beneficially owned by each of them in favor of the adoption of this Agreement and approval of the Merger and the transactions contemplated hereby; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

THE MERGER

Section 1.1                                    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and a direct or indirect wholly owned Subsidiary of Parent (the “Surviving Corporation”).

Section 1.2                                    The Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (local time) on a date to be specified by the parties hereto, but no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606.

Section 1.3                                    Effective Time. Concurrently with the Closing, the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Delaware Secretary of State as provided under the DGCL. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such other date and time as is agreed between Parent and the Company and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.4                                    Certificate of Incorporation; Bylaws.

(a)                                 The Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit B hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation and, in each case, subject to Section 5.7.

(b)                                 The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (except with respect to the name of the Surviving Corporation) until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws and, in each case, subject to Section 5.7.

Section 1.5                                    Board of Directors; Officers. The members of the Merger Sub Board immediately prior to the Effective Time shall, from and after the Effective Time, be the members of the board of directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified.

Article II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1                                    Effect on Securities.

(a)                                 Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub:

(i)                                     Cancellation of Company Securities. Each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) held by the Company as treasury stock or held directly by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof (such shares, “Canceled Shares”).

(ii)                                  Conversion of Converted Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of Parent (other than Merger Sub) (collectively, “Converted Shares”) shall be converted into and become such number of fully paid and non-assessable common shares, par value $0.01 per share, of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(iii)                               Conversion of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares, Converted Shares and Dissenting Shares) shall be converted into the right to receive, in accordance with the terms of this Agreement (A) $27.50 per share in cash, without interest, from Parent (such amount of cash, the “Cash Consideration”), and (B) a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.1(c)) (such shares of Parent Common Stock and any such cash in lieu of fractional shares, together with the Cash Consideration, the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(a)(iii) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration.

(iv)                              Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)                                 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number or type of outstanding shares of Parent Common Stock or Company Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split

(including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(c)                                  Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1(a)(iii), and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. All fractional shares that a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to five (5) decimal places. In lieu of any such fractional shares, each record holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.1(c), be entitled under Section 2.1(a)(iii) and (ii) the Parent Stock Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amount, without interest, to the holders of Company Common Stock entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to this Section 2.1(c) is not a separately bargained-for consideration.

Section 2.2                                    Exchange of Certificates.

(a)                                 Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall enter into a customary exchange agreement with the transfer agent of Parent, the transfer agent of the Company or another nationally recognized financial institution or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 2.1(a)(iii). At or substantially concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article II through the Exchange Agent, (i) book-entry shares representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(a)(iii) in exchange for outstanding shares of Company Common Stock and (ii) cash in an aggregate amount necessary to pay the Cash Consideration portion of the Merger Consideration, and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.2(d) (such shares of Parent Common Stock and Cash Consideration provided to the Exchange Agent, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”). Parent shall make available to Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.1(c). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.1(a)(iii), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1, except as expressly provided for in this Agreement.

(b)                                 As promptly as practicable following the Effective Time, and in no event later than the fifth (5th) Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which shall be in the form and have such other provisions as Parent may reasonably specify) and (ii) instructions (which instructions shall be in the form and have such other provisions as Parent may reasonably specify) for use in effecting the surrender of the Certificates in exchange for (A) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificates, (B) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates pursuant to Section 2.1(a)(iii), (C) any dividends or other distributions payable pursuant to Section 2.2(d) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(c).

(c)                                  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall use its reasonable best efforts to cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, (i) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificate, (ii) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 2.1(a)(iii), (iii) any dividends or other distributions payable pursuant to Section 2.2(d) and (iv) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(c), if applicable, and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or letter of transmittal or surrender such Book-Entry Shares to the Exchange Agent. In lieu thereof, each Book-Entry Share shall automatically upon the Effective Time be entitled to receive, and Parent shall use its reasonable best efforts to cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, (i) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Book-Entry Share, (ii) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 2.1(a)(iii), (iii) any dividends or other distributions payable pursuant to Section 2.2(d) and (iv) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(c), if applicable. Until surrendered, in the case of a Certificate, or paid, in the case of a Book-Entry Share, in each case, as contemplated by this Section 2.2(c), each Certificate or

Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2(c) and any dividends or other distributions payable pursuant to Section 2.2(d). The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash or other Merger Consideration payable hereunder.

(d)                                 Distributions with Respect to Unexchanged Shares. Subject to applicable Law, there shall be paid to the holder of the Parent Common Stock issued in exchange for Certificates or Book-Entry Shares pursuant to Section 2.2(c), without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), payable with respect to such shares of Parent Common Stock.

(e)                                  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2(d)) may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(f)                                   Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.2(d).

(g)                                  No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered or Book-Entry Share not paid, in each case, in accordance with Section 2.2(c), immediately prior to the date on which any Merger

Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interest of any Person previously entitled thereto.

(h)                                 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that, if invested other than in the Exchange Agent’s default cash or cash equivalents accounts, such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment; provided, further that no such investment shall relieve Parent or the Exchange Agent from making the payments required by this Article II, and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Common Stock in the amount of such losses. Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.

(i)                                     Withholding. Each of Parent, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable Tax Law; provided, that withholding with respect to any Company Stock Option shall be taken pro-rata from the Cash Consideration portion of the Merger Consideration payable in respect of such Company Stock Option and pro-rata from the portion of the Merger Consideration payable in respect of such Company Stock Option in the form of Parent Common Stock, based on the value of the Merger Consideration that consists of shares of Parent Common Stock relative to the Cash Consideration. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3                                    Company Equity Awards.

(a)                                 Treatment of Company RSU Awards.

(i)                                     As of the Effective Time, each restricted stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan (each, a “Company RSU Award”) that is held by a non-employee director of the Company and that remains outstanding immediately prior to the Effective Time, shall, to the extent not vested, become fully vested, and shall be canceled without any action on the part of any holder or beneficiary thereof in consideration for the right to receive the Merger Consideration as promptly as practicable following the Effective Time in respect of each share of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time, less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld; provided that notwithstanding anything to the contrary contained in this Agreement, any payment of the Merger Consideration in respect of any such Company RSU Award which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(ii)                                  As of the Effective Time, each Company RSU Award, other than any Company RSU Award that is described in Section 2.3(a)(i), that remains outstanding immediately prior to the Effective Time, whether vested or unvested, shall, without any action on the part of the holder thereof, be assumed by Parent and converted into a restricted stock unit award of Parent (each, an “Adjusted RSU Award”) on the same terms and conditions as were applicable under such Company RSU Award immediately prior to the Effective Time, except as specifically provided in this Section 2.3(a)(ii) and for any changes that are required solely to reflect the conversion of such Company RSU Award to an Adjusted RSU Award, relating to the number of shares of Parent Common Stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio. In the event that the holder of any such Adjusted RSU Award experiences a Qualifying Termination upon or within eighteen (18) months following the Effective Time, (A) such Adjusted RSU Award shall accelerate and immediately become vested (i) if the holder is not a participant in a Severance Plan as of the date of such Qualifying Termination, with respect to the portion of such Adjusted RSU Award that is scheduled to vest during the twelve (12) month period immediately following the date of the Qualifying Termination or (ii) if the holder is a participant in a Severance Plan as of the date of such Qualifying Termination, as required by the terms of the applicable Severance Plan, and (B) any portion of such Adjusted RSU Award that does not vest pursuant to clause (A) of this sentence shall be immediately forfeited upon such Qualifying Termination.

(b)                                 Treatment of Company Stock Options.

(i)                                     As of the Effective Time, each compensatory option to purchase Company Common Stock granted under any Company Equity Plan (each, a “Company Stock Option”) that (a) is either (i) vested as of immediately prior to the Effective Time or (ii) held by a non-employee director of the Company, whether vested or unvested, and (b) remains outstanding immediately prior to the Effective Time, shall be cancelled without any action on the part of any holder thereof in consideration for the right to receive the Merger Consideration as promptly as practicable following the Effective Time in respect of each Net Option Share subject to such Company Stock Option immediately prior to the Effective Time, less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld. For purposes of this Agreement, “Net Option Share” means, with respect to a Company Stock Option, the quotient obtained by dividing (A) the product obtained by multiplying (i) the excess, if any, of the value of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (B) the value of the Merger Consideration. For purposes of the preceding sentence, the value of the Merger Consideration that consists of shares of Parent Common Stock shall equal the product of (x) the number of such shares of Parent Common Stock and (y) the Parent Stock Price.

(ii)                                  As of the Effective Time, each Company Stock Option, other than any Company Stock Option that is described in Section 2.3(b)(i), that remains outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, be assumed by Parent and converted into a compensatory option to purchase Parent Common Stock (each, an “Adjusted Option”), on the same terms and conditions (other than the available methods for payment of Taxes, which will be determined under Parent’s equity program administrative procedures, as in effect from time to time) as were applicable under such Company Stock Option immediately prior to the Effective Time, except as specifically provided in this Section 2.3(b)(ii) and for any changes that are required solely to reflect the conversion of such Company Stock Option to an Adjusted Option, relating to the number of shares of Parent Common Stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio. The exercise price per share of such Adjusted Option shall be an amount equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Equity Award Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents. The exercise price per share of any such Adjusted Option and the number of shares of Parent Common Stock relating to any such Adjusted Option will be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. In the event that the holder of any such Adjusted Option experiences a Qualifying Termination upon or within eighteen (18) months following the Effective Time, (A) such Adjusted Option shall accelerate and immediately become vested (i) if the holder is not a participant in a Severance Plan as of the date of such Qualifying Termination, with respect to the portion of such Adjusted Option that is scheduled to vest during the twelve (12) month period immediately following the date of the Qualifying Termination or (ii) if the holder is a participant in a Severance Plan as of the date of such Qualifying Termination, as required by the terms of the applicable Severance Plan, and (B) any portion of such Adjusted Option that does not vest pursuant to clause (A) of this sentence shall be immediately forfeited upon such Qualifying Termination.

(c)                                  Company ESPP. Except to the extent it is otherwise determined by Parent and communicated to the Company that the Company ESPP should continue in effect under its current terms, promptly following the date of this Agreement upon confirmation by Parent prior to such action being taken, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any Offering Period (as such term is defined in the Company

ESPP) outstanding as of the date of this Agreement under the Company ESPP, such Offering Period shall terminate and each individual participating in the Company ESPP will be deemed to have purchased a number of shares of Company Common Stock with the funds in such individual’s Plan Account (as such term is defined in the Company ESPP) in accordance with Section 15 of the Company ESPP upon the earlier to occur of (A) the day that is four (4) complete Trading Days prior to the Effective Time or (B) the date on which such Offering Period would otherwise end, and no additional Offering Period shall commence under such Company ESPP after the date of this Agreement; (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his, her or its rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement; (iii) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement; and (iv) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time.

(d)                                 Parent Actions. At or prior to the Effective Time, Parent shall take all actions necessary for the assumption of the Adjusted RSU Awards, Adjusted Options and treatment of the Company Equity Awards pursuant to this Section 2.3, including the reservation, issuance and listing of a number of shares of Parent Common Stock as necessary to effect the transactions contemplated by this Section 2.3. Effective as of the Effective Time, Parent shall file a registration statement on Form S-8, Form S-3 or Form S-1 (or any successor or other appropriate form), as applicable, with respect to the shares of Parent Common Stock subject to each such award under the Company Equity Plans and any plan interests in any other Company Benefit Plan and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards or plan interests remain outstanding. As soon as practicable after the registration of such shares of Parent Common Stock or plan interests, as applicable, Parent shall deliver to the holders of the Adjusted RSU Awards and Adjusted Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Equity Plans and agreements evidencing the grants of such Adjusted RSU Awards and Adjusted Options, and stating that such Adjusted RSU Awards and Adjusted Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of any Company Equity Plan).

(e)                                  Company Actions. Prior to the Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of any Company Equity Plan, adopt applicable resolutions, amend the terms of any Company Equity Plan or any outstanding awards, and take all other appropriate actions to give effect to the transactions contemplated herein. To the extent such notice or actions are required, the Company shall provide Parent with documentation evidencing the completion of the foregoing actions (the form and substance of such documentation shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed) not later than three (3) Business Days preceding the Effective Time.

Section 2.4                                    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.5                                    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent that holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for appraisal rights under Section 262 of the DGCL and not effectively withdrawn or lost such holder’s rights to appraisal (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist and such holder shall cease to have any rights with respect thereto other than the right to receive the “fair value” of such Dissenting Shares as determined in accordance with Section 262 of the DGCL); provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give notice to Parent as promptly as reasonably practicable of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in all material discussions with third parties and all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to or settle or compromise or offer to settle or compromise any such demand or Proceeding, or agree to do any of the foregoing.

Section 2.6                                    Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(a)(iii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 2.7                                    Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and managers of Parent shall be fully authorized (in the name of Merger Sub, the Company, the Surviving Corporation and otherwise) to take such action.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the particular section or subsection of the Company Disclosure Letter expressly referenced therein (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of such disclosure) or (ii) other than with respect to Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.5, as disclosed in the Company SEC Documents filed with (or furnished to) the SEC by the Company on or after December 31, 2018 and at least one (1) Business Day prior to the date of this Agreement (but in each case excluding any disclosure contained under the heading “Risk Factors” (other than any factual historical information contained therein) or in any “forward-looking statements” legend or any similar non-specific, predictive, precautionary or forward-looking statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1                                    Organization; Qualification. Each of the Company and each of its Subsidiaries is a legal entity duly organized and validly existing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to be so validly existing and authorized has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), each as amended through the date of this Agreement, have been made available to Parent prior to the date of this Agreement. Such Certificate of Incorporation and Bylaws are currently in effect, and the Company is not in violation of any of the provisions thereof.

Section 3.2                                    Capitalization; Subsidiaries.

(a)                                 As of the close of business on the second (2nd) Business Day prior to the date of this Agreement (the “Company Capitalization Date”), the authorized capital stock of the Company consisted of (i) 100,000,000 shares of Company Common Stock, 37,284,211 of which were issued and outstanding, and none of which were held by the Company as treasury stock, and (ii) 5,000,000 shares of preferred stock of the Company, par value $0.0001 per share

(“Company Preferred Stock”), no shares of which were outstanding. There are no other classes of capital stock of the Company and no bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding. As of the close of business on the Company Capitalization Date, there were (A) 2,859,712 shares of Company Common Stock subject to outstanding Company Stock Options, (B) outstanding Company RSU Awards representing 726,461 shares of Company Common Stock, (C) 22,531 shares of Company Common Stock subject to purchase under the Company ESPP in respect of amounts credited to participant Plan Accounts (as defined in the Company ESPP), (D) 1,104,042 shares of Company Common Stock reserved for future issuance under the Company ESPP and (E) 2,458,658 shares of Company Common Stock reserved for future issuance under the Company Equity Plans. From the close of business on the Company Capitalization Date through the date of this Agreement, there have been no issuances of (I) any Company Common Stock, Company Preferred Stock or any other equity or voting securities or interests in the Company other than issuances of shares of Company Common Stock pursuant to the exercise, vesting or settlement, as applicable, of the Company Equity Awards outstanding as of the close of business on the Company Capitalization Date in accordance with the terms of such Company Equity Awards or under the Company ESPP in accordance with its terms or (II) any Company Equity Awards or any other equity or equity-based awards.

(b)                                 All of the issued and outstanding shares of Company Common Stock have been, and all of the shares of Company Common Stock that may be issued pursuant to the Company Equity Awards, the Company Equity Plans or the Company ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of the Company Equity Plans and the forms of stock option, restricted stock and restricted stock unit agreements evidencing the Company Equity Awards, and no award agreement applicable to Company Equity Awards contains material terms that are not consistent with, or are in addition to, the terms of such forms. Section 3.2(b) of the Company Disclosure Letter sets forth, as of the close of business on the Company Capitalization Date, each outstanding Company Equity Award and, to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of shares of Company Common Stock issuable thereunder, (iii) the expiration date, (iv) the exercise price relating thereto, (v) the grant date, (vi) the amount vested and outstanding and the amount unvested and outstanding, (vii) the Company Equity Plan pursuant to which the award was made and (viii) whether such award is subject to Section 409A of the Code. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Company Option Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents. The Company does not have any liability in respect of any Company Stock Option that was granted with a per share exercise price that was less than the fair market value of a share of Company Common Stock on the applicable Company Option Grant Date, and the Company has not granted any Company Stock Options that are subject to the provisions of Section 409A of the Code. Each grant of Company Equity

Awards was made in accordance with the terms of the Company Equity Plans, the Exchange Act and all other applicable Laws, including the rules and regulations of Nasdaq. All of the outstanding Company Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom. No Subsidiary of the Company owns any capital stock of the Company.

(c)                                  As of the date of this Agreement, other than as set forth in Section 3.2(a), or, with respect to any foreign Subsidiary of the Company, directors’ qualifying shares or similar arrangements required by applicable Law, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or other equity or voting securities or other equity interests, or obligating the Company to grant, extend or enter into such options, warrants, calls, preemptive, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries, or any securities representing the right to purchase or otherwise receive any capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries, (iii) stockholder agreements, voting trusts or similar agreements with any Person to which the Company or any of its Subsidiaries is party, including any such agreements or trusts (A) restricting the transfer of the capital stock or other equity interests of the Company or any of its Subsidiaries or (B) affecting the voting rights of capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries, or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by the Company or any of its Subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is party, in each case pursuant to which any Person is entitled to receive any payment from the Company based in whole or in part on the value of any capital stock or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries.

(d)                                 Section 3.2(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each (i) Subsidiary of the Company and (ii) other Person in whom the Company, directly or indirectly, owns any shares of capital stock or other equity or voting securities or other equity interests, or any securities or obligations convertible into or exchangeable or exercisable for such shares, securities or interests, in each case other than investments in marketable securities and cash equivalents. The Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar interests in each of its Subsidiaries, free and clear of all Liens, and all company, partnership, corporate or similar (as applicable) ownership, voting or similar interests of each of the Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the direct or indirect Subsidiaries of the Company and investments in marketable securities and cash equivalents, or as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company nor any of its Subsidiaries (i) owns directly or indirectly any shares of capital stock or other equity or voting securities or other equity interests, or any securities or obligations convertible into or exchangeable or exercisable for such shares, securities or interests, in any Person or (ii) has any obligation or has made any commitment to acquire any shares of capital stock or other equity or voting securities or other equity interests in any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.3                                    Authority Relative to Agreement.

(a)                                 The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject (in the case of the Merger) to obtaining the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and (in the case of the Merger, except for the (i) receipt of the Company Stockholder Approval and (ii) filing of the Certificate of Merger with the Delaware Secretary of State) no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)                                 The Company Board has, by resolutions unanimously adopted by the Company Board, (i) approved this Agreement and the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders’ Meeting and (iv) resolved to make the Company Recommendation; provided that any change, modification or rescission of such Company Recommendation by the Company Board in accordance with this Agreement shall not be a breach of the representation in this clause (iv). As of the date of this Agreement, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

Section 3.4                                    Vote Required. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.17, the adoption of this Agreement and the approval of the Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’

Meeting (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company that is required in connection with the consummation by the Company of the transactions contemplated by this Agreement; it being understood that in connection with the Company Stockholder Approval, the Company will also submit for the vote of its stockholders at the Company Stockholders’ Meeting only an advisory vote regarding merger-related compensation (if required) and a customary proposal regarding adjournment of the Company Stockholders’ Meeting.

Section 3.5                                    No Conflict; Required Filings and Consents.

(a)                                 Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the applicable terms or provisions of this Agreement, will (i) violate any provision of the Company’s Certificate of Incorporation or Bylaws or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 3.5(b) have been obtained or made and (in the case of the Merger) the Company Stockholder Approval has been received, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration (other than pursuant to any Company Benefit Plan) or cancellation of or require the Consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any of its Subsidiaries, other than, in the case of clause (i) with respect to the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, clause (ii) and clause (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that (A) has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(b)                                 No consent, approval, license, permit, waiver, order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the SEC under the Exchange Act or the Securities Act (including the filing with the SEC of the Form S-4 and the Proxy Statement), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements under foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of Nasdaq and any other applicable stock exchanges or marketplaces, (v) such other items required solely by reason of the participation or identity of Parent in the transactions contemplated by this Agreement, (vi) compliance with and filings or notifications under the HSR Act and any other applicable United States or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made (A) has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 3.6                                    Company SEC Documents; Financial Statements.

(a)                                 Since December 31, 2016, the Company has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, there are no amendments or modifications to the Company SEC Documents that were required to be filed with (or furnished to) the SEC prior to the date of this Agreement, but that have not yet been filed with (or furnished to) the SEC. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iii) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).

(b)                                 Prior to the date of this Agreement, the Company has furnished to Parent complete and correct copies of all comment letters from the SEC since December 31, 2016 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review.

(c)                                  The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(d)                                 The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company’s most recent evaluation of internal control over financial reporting prior to the date of this Agreement, the Company has no “significant deficiencies” or “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information. Since December 31, 2016, there has been and is no fraud, whether or not material, that involves senior management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)                                  The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f)                                   To the Knowledge of the Company, as of the date of this Agreement, there are no (i) SEC inquiries or investigations or (ii) other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries. Since December 31, 2016 through the date of this Agreement, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company, the Company Board or any committee thereof.

(g)                                  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h)                                 Since December 31, 2016, (i) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to the Company or any of its Subsidiaries, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(i)                                     Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 3.7                                    Absence of Certain Changes or Events. Since December 31, 2018, (a) and through the date of this Agreement and except in connection with the transactions contemplated by this Agreement, the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business, (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.1(d), Section 5.1(g), Section 5.1(h), Section 5.1(i), Section 5.1(j), Section 5.1(k), Section 5.1(l), Section 5.1(m) (with respect to a waiver, release or assignment of material rights),

Section 5.1(n), Section 5.1(p), Section 5.1(q), Section 5.1(t), Section 5.1(u) or Section 5.1(v) (in the case of Section 5.1(v), to the extent relating to any of the foregoing clauses), and (c) there has not been any event, circumstance, occurrence, effect, fact, development or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.8                                    No Undisclosed Liabilities. Except for liabilities or obligations (a) as (and to the extent) reflected, disclosed or reserved against in the Company’s balance sheets (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2019 or the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2019, (b) incurred in the ordinary course of business since December 31, 2018, (c) incurred in connection with the transactions contemplated by this Agreement or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP.

Section 3.9                                    Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries nor any asset or property of the Company or any of its Subsidiaries is subject to a continuing Order, in each case, that (a) has been, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole or (b) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 3.10                             Permits; Compliance with Laws.

(a)                                 (i) The Company and its Subsidiaries are in possession of all material franchises, grants, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, registrations, clearances, orders and other authorizations necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as now being conducted, under and pursuant to all applicable Laws (the “Company Permits”), (ii) all such Company Permits are in full force and effect and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(b)                                 Since December 31, 2016, the Company and its Subsidiaries have been and are in compliance with (i) all applicable Laws and (ii) all Company Permits, except where any failure to be in such compliance has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(c)                                  Since December 31, 2016, through the date of this Agreement, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers or employees has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority asserting that the Company or any of its Subsidiaries is not in compliance with, or is under investigation with respect to any failure to comply with, any Laws or Company Permits, except where any failure to be in such compliance has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 3.11                             Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”) will, at the date it, or any amendment or supplement to it, is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent or any of its Subsidiaries (including Merger Sub) for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.12                             Employee Benefit Plans; Labor.

(a)                                 Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy of, to the extent applicable, (i) such Company Benefit Plan and all amendments thereto (including a written description of the material provisions of each unwritten Company Benefit Plan), (ii) each trust, insurance, annuity or other funding Contract for any such Company Benefit Plan, (iii) the most recent financial statements and actuarial or other valuation reports, (iv) the most recent annual report on Form 5500, including, if applicable, Schedule B thereto, (v) the most recent determination letter (or, if applicable, advisory or opinion letter) from the IRS, (vi) the most recent summary plan description and any summary of material modification thereto, and (vii) all material notices given to such Company Benefit Plan, the Company or any

Company ERISA Affiliate by the IRS, United States Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority.

(b)                                 Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (i) each of the Company Benefit Plans has been established, adopted, operated, maintained and administered in accordance with its terms and applicable Laws, including ERISA and the Code, (ii) all payments and contributions required to be made under the terms of any Company Benefit Plan and applicable Laws have been timely made or accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP and (iii) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third party, has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan that would result in the imposition of any liability to the Company or any of its Subsidiaries.

(c)                                  Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to such Company Benefit Plan as to its qualified status under the Code, or with respect to a Company Benefit Plan for which the plan document utilizes a prototype form, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan. To the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan and no condition exists that has adversely affected or would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan such that it can reasonably be expected to result in the imposition of any liability, penalty or tax under the Code that is not de minimis.

(d)                                 Neither the Company nor any Company ERISA Affiliate operates, maintains, contributes to, is required to contribute to or sponsors (or has in the past six (6) years established, operated, maintained, contributed to, been required to contribute to or sponsored) (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA), or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has now or has in the past six (6) years maintained or been liable to contribute to a defined benefit pension plan for the benefit or in respect of any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any Company ERISA Affiliate has incurred, or reasonably expects to incur, directly or indirectly, any liability under Title IV of ERISA or related provisions of the Code that has been or would be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and that has not been satisfied in full, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and, to the Knowledge of the

Company, no condition exists that would reasonably be expected to present a material risk of incurring such liability.

(e)                                  Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, there are no pending, or, to the Knowledge of the Company, threatened Proceedings (other than routine claims for benefits) against or affecting any Company Benefit Plan by any employee (or beneficiary thereof) of the Company or any of its Subsidiaries covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan.

(f)                                   Except as may be required by applicable Laws or as provided for in this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (including any termination of employment upon or following the consummation of the Merger), (i) entitle any current or former director, employee or individual service provider of the Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit), including severance pay, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any director, employee or individual service provider of the Company or any of its Subsidiaries, (iii) accelerate the time of payment, funding or vesting of amounts due any such director, employee or individual service provider of the Company or any of its Subsidiaries, (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former director, employee or individual service provider of the Company or any of its Subsidiaries, or (v) limit or restrict the right of Parent, the Surviving Corporation, the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan.

(g)                                  Except as may be required by applicable Law or except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries has any obligations with respect to any post-termination health, welfare or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code (or comparable Law) or coverage in which the full cost of such benefit is borne entirely by the former employee (or such former employee’s eligible dependents or beneficiaries)).

(h)                                 No Company Benefit Plan provides for any reimbursement of any penalty, additional income or excise Taxes incurred under Sections 409A or 4999 of the Code.

(i)                                     Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Labor Agreement, nor is any such Labor Agreement presently being negotiated, nor, to the Knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a labor or trade union, labor organization or works council. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, to the Knowledge of the Company, there are no labor union organizing activities, representation campaigns, certification proceedings or petitions seeking a representation proceeding pending or threatened by or with respect to any of the employees of the Company or any of its Subsidiaries. Since December 31, 2016 through the date of this Agreement, there have not been any, and there are no pending or, to the Knowledge of the Company, threatened strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting the Company or its Subsidiaries that have been, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole. There are no unfair labor practice charges or material grievances relating to any current or former employee or consultant of the Company or any of its Subsidiaries (relating to their services for or relationship with the Company or its Subsidiaries) that have been, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(j)                                    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, each Foreign Plan (i) has been established, operated, maintained and administered in compliance with its terms and operated in compliance with all applicable Laws; (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws; and (v) is not subject to any pending or, to the Knowledge of the Company, threatened material Proceedings (other than routine claims for benefits) by or on behalf of any participant in any Foreign Plan, or otherwise involving any such Foreign Plan or the assets of any Foreign Plan, other than routine claims for benefits.

(k)                                 The Company and its Subsidiaries are, and since December 31, 2016 have been, in compliance with any applicable Labor Agreement and all applicable Laws respecting or relating to recruitment, employment and employment practices, and agency and other workers, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has taken any action within the two (2) years preceding the date of this Agreement requiring notice to employees or any other obligations under the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”).

(l)                                     Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have been in compliance with all Laws applicable to “contractors” or “subcontractors” (in each case, as defined by Executive Order 11246).

(m)                             Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, since December 31, 2016 through the date of this Agreement, no employee of the Company or any of its Subsidiaries has been in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(n)                                 Since December 31, 2016 through the date of this Agreement, none of the Company or its Subsidiaries has been party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or its Subsidiaries that involves allegations relating to sexual harassment by either (i) a current officer of the Company or its Subsidiaries or (ii) a current employee of the Company or its Subsidiaries at the level of vice president or above. Since December 31, 2016 through the date of this Agreement, to the Knowledge of the Company, no allegations of sexual harassment have been made against (i) any person who served as an officer of the Company or its Subsidiaries since January 1, 2019 or (ii) any person employed by the Company or its Subsidiaries at a level of vice president or above since January 1, 2019.

(o)                                 Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole (i) since December 31, 2016, the Company or its Subsidiaries have collected work authorization documentation for each employee and complied with all legal requirements for determining each employee’s eligibility to work in the relevant jurisdiction, and such documentation demonstrates that all employees of the Company and its Subsidiaries are authorized to work in the jurisdiction in which they are working; and (ii) to the Knowledge of the Company, all directors, independent contractors, consultants and other persons engaged by the Company or its Subsidiaries are authorized to work in the jurisdiction in which they are working and have appropriate documentation demonstrating such authorization.

Section 3.13                             Taxes.

(a)                                 The Company and each of its Subsidiaries have (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns), except, in the case of clause (ii) hereof, with respect to Taxes contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established (as of the date of this Agreement and as of the Closing) in accordance with GAAP.

(b)                                 (i) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of their most recent consolidated financial statements included in the Company SEC Documents prior to the date of this Agreement, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto) and (ii) since the date of such financial statements, none of the Company or any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)                                  (i) There are no pending, threatened in writing or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of material Taxes of or with respect to the Company or any of its Subsidiaries; (ii) no deficiency for material Taxes has been assessed or asserted in writing by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies which have been satisfied by payment, settled or withdrawn, or which are being contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established (as of the date of this Agreement and as of the Closing) in accordance with GAAP; (iii) none of the Company or any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be liable for a material amount of Taxes in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries.

(d)                                 All Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects from payments made to its respective employees, independent contractors, creditors, stockholders or other third parties, and have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(e)                                  None of the Company or any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Subsidiaries), and none of the Company or any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract or otherwise.

(f)                                   None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary Tax indemnification provisions in commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability or obligations to the Company or its Subsidiaries.

(g)                                  There are no Liens for a material amount of Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(h)                                 None of the Company or any of its Subsidiaries has participated in or been a party to a transaction that constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(i)                                     Within the last two (2) years, none of the Company or any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

(j)                                    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in accounting method made prior to the Closing Date, (B) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law regarding income Taxes) executed on or prior to the date hereof, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) election under Section 108(i) of the Code.

Section 3.14                             Material Contracts.

(a)                                 Section 3.14(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract, a complete and correct copy of each of which has been made available to Parent prior to the date of this Agreement. For purposes of this Agreement, “Company Material Contract” shall mean any Contract (other than any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or to or by which any asset or property of the Company or any of its Subsidiaries is bound or affected, except for this Agreement, that:

(i)                                     is a Contract with a vendor or supplier that provided for aggregate payments from the Company and its Subsidiaries of more than $1,500,000 in the six (6) months ended June 30, 2019;

(ii)                                  (A) is a Contract with one of the ten (10) largest payers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the fiscal year ended December 31, 2018) and (B) to the extent not covered in subclause (A), is a Contract with a customer or payer that provided for aggregate payments to the Company and its Subsidiaries of more than $1,500,000 in the six (6) months ended June 30, 2019;

(iii)                               constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of the Company and its Subsidiaries, taken as a whole, and is required to be filed with the SEC;

(iv)                              (A) is a joint venture, alliance, partnership, development or similar Contract; (B) provides for co-promotion or material collaboration obligations with respect to any product or services (or candidate thereof); or (C) pursuant to which any research or development project for any product or service (or candidate thereof) is conducted (other than material transfer agreements, the primary purpose of which is to provide tangible materials as between the parties thereto, and clinical research agreements, the primary purpose of which is conducting clinical research activities on behalf of a party thereto, in each case entered into in the ordinary course of business);

(v)                                 is an agency, sales, marketing, commission, distribution, international or domestic sales representative or similar Contract involving more than $500,000 during the six (6) month period ended June 30, 2019 or expected to involve more than $1,000,000 during the twelve (12) month period following the date of this Agreement;

(vi)                              is a Contract (other than those solely between or among the Company and any of its wholly owned Subsidiaries) relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries (whether outstanding or as may be incurred);

(vii)                           is a Contract (other than those solely between or among the Company and any of its wholly owned Subsidiaries) relating to Indebtedness of a third Person owed to the Company or any of its Subsidiaries;

(viii)                        without duplication of any Contract listed on the Company Disclosure Letter under any other section of this Section 3.14(a), creates future payment obligations, including settlement agreements, in excess of $3,000,000 in the twelve (12) month period immediately following the date of this Agreement;

(ix)                              is a stockholders, investors rights, registration rights or similar Contract;

(x)                                 is a material Contract with any Governmental Authority (other than a Contract with a customer or payer);

(xi)                              is a Contract that includes an exclusive license under Intellectual Property or obligates the Company or any of its Subsidiaries to conduct any business on an exclusive basis with any third Person;

(xii)                           is a non-competition or other Contract that limits, restricts or prohibits, or purports to limit, restrict or prohibit, (A) the manner, lines of business or localities in which any business of the Company and its Subsidiaries is or has a right to be conducted or (B) the lines or types of businesses that the Company and its Subsidiaries conduct or have a right to conduct;

(xiii)                        is a Contract relating to the acquisition or disposition of any business, operations or assets (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into within the past three (3) years, for aggregate actual or contingent consideration under such Contract in excess of $2,500,000, or which has continuing or contingent obligations that would reasonably be expected to be in excess of $2,500,000;

(xiv)                       is a Contract required to be listed on Section 3.15(b) of the Company Disclosure Letter;

(xv)                          provides for “single source” supply to the Company or any of its Subsidiaries of tangible products or services that are material to the business and for which the Company could only obtain an alternative supply on terms that are materially adverse to the Company and its Subsidiaries, taken as a whole;

(xvi)                       is a Contract that contains a put, call, right of first refusal, right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any material equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other assets of any Person;

(xvii)                    is a Labor Agreement;

(xviii)                 provides for the Company or its Subsidiaries to indemnify or hold harmless any other Person entered into not in the ordinary course of business, that would reasonably be expected to impose on the Company or any of its Subsidiaries a liability in excess of $2,500,000; and

(xix)                       is a material Contract of a type not otherwise described by the categories in subsections (i) through (xviii) above, which provides for termination, acceleration of payment or any other special rights or obligations upon the occurrence of a change in control in the Company or any of its Subsidiaries.

(b)                                 Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (i) none of the Company or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract, (ii) as of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract and (iii) each Company Material Contract is (A) a valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided that (I) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (II) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought), and (B) in full force and effect.

Section 3.15                             Intellectual Property and Information Technology.

(a)                                 Section 3.15(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a true, complete and correct (in all material respects) list of all registered Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that has not been abandoned, expired or cancelled. Each such item is subsisting, and to the Knowledge of the Company, valid and enforceable in all material respects.

(b)                                 Section 3.15(b) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of all agreements under which the Company or any of its Subsidiaries (i) acquires, licenses, sublicenses or receives any other material rights (including options or non-asserts) from any other Person or has licensed or sublicensed or granted any other material rights to any other Person to any material Intellectual Property (it is understood that such list excludes (A) software license agreements for any non-customized third-party software that is generally available to the public, (B) Contracts for the supply of kits, reagents, equipment and laboratory supplies for which the Company and its Subsidiaries receive only non-exclusive licenses in the ordinary course of business, (C) solely as entered into in the ordinary course of business, clinical study or trial agreements, the primary purpose of which is conducting clinical research activities on behalf of a party thereto, and material transfer agreements, the primary purpose of which is to provide tangible materials as between the parties thereto, in each case pursuant to standard form agreements, or (D) nondisclosure agreements and Contracts containing nonexclusive licenses to Intellectual Property to suppliers or customers incidental to the use of products or services provided to or by the Company or its Subsidiaries as applicable, in each case, in the ordinary course of business), or (ii) provides for the payment of royalties, revenue shares, milestone payments, earn-outs or similar payments to any Person based on sales or licensing of the Company’s or its Subsidiaries’ products or services or based on the exploitation of Intellectual Property (the foregoing, collectively, “Material IP Contracts”).

(c)                                  Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries exclusively own all Intellectual Property purported to be owned by them (“Company Owned IP”), and have a right to use pursuant to a license agreement all other Intellectual Property used in, or necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted, and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted, and as conducted at any time since December 31, 2016, does not infringe, misappropriate or violate, nor conflict with, (“Infringe”) any Intellectual Property (excluding Patents) nor, to the Knowledge of the Company, any Patents, of any third party.

(d)                                 Since December 31, 2016, no written claim or notice has been given to the Company or its Subsidiaries by any Person, nor has any Proceeding been pending, (i) alleging that the operation of the business of the Company or its Subsidiaries Infringes or is suspected to Infringe the Intellectual Property of any third party (including in the nature of a cease and desist letter or offer of a license or covenant not to sue), (ii) challenging or threatening to challenge the ownership, use, validity or enforceability of any Intellectual Property owned or licensed by the Company or its Subsidiaries, or (iii) seeking indemnification from the Company or any of its Subsidiaries with respect to any assertion of Infringement of any Intellectual Property.

(e)                                  Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, as of the Closing and immediately following the Closing, the Surviving Corporation will own or possess sufficient rights to all Intellectual Property used in, held for use in, or otherwise necessary to the operation of the Company’s and its Subsidiaries’ respective businesses, as conducted as of the Closing by the Company and its Subsidiaries, as applicable, and the Company and its Subsidiaries will not be subject to any restrictions on, or other obligations with respect to, Intellectual Property as a result of the consummation of the transactions contemplated by this Agreement. No Liens exist with respect to the Intellectual Property used in, or necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted, other than Permitted Liens.

(f)                                   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, no Person is engaged in any activity that Infringes any Company Owned IP. Since December 31, 2016 through the date hereof, the Company and its Subsidiaries have not brought any Proceeding, or threatened in writing or otherwise provided notice (including in the nature of a cease and desist letter or offer of a license or covenant not to sue) either (i) asserting that a third party has Infringed any Company Owned IP, or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property of any third party.

(g)                                  There are no forbearances to sue, consents, Orders, or settlement agreements to which the Company or any of its Subsidiaries is a party or is subject that (i) restrict the Company’s or any of its Subsidiaries’ rights to use, enjoy or exploit any material Intellectual Property; (ii) materially restrict the Company’s or any of its Subsidiaries’ business in order to accommodate a third Person’s Intellectual Property; or (iii) permit third Persons to use any material Company Owned IP.

(h)                                 To the Knowledge of the Company, the Company and its Subsidiaries have at all times (i) used reasonable efforts to protect the material trade secrets and other material confidential information that are owned, used or held by the Company or any of its Subsidiaries, and to the Knowledge of the Company, there has been no material unauthorized access, disclosure or use of any such trade secrets or confidential information by any Person, and (ii) except with respect to Intellectual Property that is not material to the Company and its Subsidiaries or to any of their products and services, have secured, pursuant to proprietary information and invention disclosure and assignment Contracts, from all of their employees and consultants who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Owned IP, unencumbered and unrestricted exclusive ownership of all such employee’s or consultant’s, as applicable, Intellectual Property in such contribution that the Company or its Subsidiaries does not already own by operation of Law, and such employee or consultant, as applicable, has not retained any rights or licenses with respect thereto.

(i)                                     No funding, facilities, personnel or other resources of any Governmental Authority or any university, college, research institute or other educational or non-profit institution is being or has been used to create, in whole or in part, Company Owned IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining any material ownership, Lien or commercial rights or interests in or to Company Owned IP.

(j)                                    With regard to proprietary software developed by the Company or owned or purported to be owned by the Company or any of its Subsidiaries (collectively, “Proprietary Software”): (i) neither the Company nor any of its Subsidiaries has assigned, delivered, licensed or made available, and does not have any obligation to assign, deliver, license or make available, the source code for any such software, to any third party, including any escrow agent, other than limited portions thereof to service providers that are not competitors of the Company or its Subsidiaries, solely for purposes of providing products or services to the Company or any of its Subsidiaries; (ii) no such software constitutes, is derived from, or is distributed with any Copyleft Software; and (iii) there are no material restrictions on the disclosure, use, licensing, transfer or enforcement by the Company or any of its Affiliates of the Proprietary Software.

(k)                                 The Company and its Subsidiaries take commercially reasonable measures to protect against, and, to the Knowledge of the Company and except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, since December 31, 2016 through the date hereof, there have been no disruptions in the operations of the Company’s or any of its Subsidiaries’ IT Assets. The Company has evaluated the business continuity and backup needs of the Company and its Subsidiaries and has implemented plans and systems reasonably sufficient to address its assessed risks.

(l)                                     Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger, will (i) cause the assignment of, or the grant of any covenant not to sue or exclusivity obligation by the Company or any of its Subsidiaries on any Company Owned IP or, to the Knowledge of the Company, any material Intellectual Property owned by Parents or its Affiliates (excluding the Company or its Subsidiaries), or (ii) to the Knowledge of the Company, purport to subject Parent or any of its Affiliates (excluding the Company and its Subsidiaries) to any non-compete or other material restriction on the operation or scope of its business, in each case, pursuant to any Contract to which the Company or any of its Subsidiaries (prior to the consummation of the Merger) is a party.

Section 3.16                             Real and Personal Property.

(a)                                 Neither the Company nor any of its Subsidiaries own any real property or any interest in real property. Except for the Company Leased Real Property, there is no material real property used or intended to be used by the Company or any of its Subsidiaries in, or otherwise related to, the operation of the Company or any of its Subsidiaries.

(b)                                 Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (as applicable) have good and valid title to, or valid leasehold interests in, all of their respective properties and assets, free and clear of all Liens, except for Permitted Liens.

(c)                                  Section 3.16(c) of the Company Disclosure Letter sets forth a list of all material Company Leases. A true, correct and complete copy of each material Company Lease has been made available to Parent. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (i) each material Company Lease is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms (provided that (I) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (II) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought), (ii) none of the Company or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any material Company Lease, and (iii) as of the date of this Agreement, to the Knowledge of the Company, no other party to any material Company Lease is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and none has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any material Company Lease.

(d)                                 Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries (as applicable) have exclusive and peaceful possession of all Company Leased Real Property, (ii) no Person, other than the Company or a Subsidiary of the Company, leases, subleases, licenses, possesses, uses or occupies all or any portion of the Company Leased Real Property, and (iii) there are no outstanding options, rights of first refusals, rights of first offer or other third-party rights to purchase, use, occupy, sell, assign or dispose of the Company Leased Real Property or any interest therein.

(e)                                  Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened Proceedings to take all or any portion of the Company Leased Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.

Section 3.17                             Environmental.

(a)                                 Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole:

(i)                                     the Company and its Subsidiaries are and, since December 31, 2014, have been in compliance with all applicable Environmental Laws, including possessing and complying with the terms of all Company Permits required for their operations under applicable Environmental Laws;

(ii)                                  there is no Proceeding or Order pending or, to the Knowledge of the Company, threatened pursuant to or relating to any Environmental Law against the Company or any of its Subsidiaries;

(iii)                               none of the Company or any of its Subsidiaries has received notice or a request for information alleging that the Company or any of its Subsidiaries or any of their respective predecessors has been or is in actual or potential violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(iv)                              there have been no Releases of Hazardous Materials on or underneath any location that have resulted in or are reasonably likely to result in an obligation by the Company or any of its Subsidiaries to remediate such Releases pursuant to applicable Environmental Law or otherwise have resulted in or are reasonably likely to result in liability to the Company or any of its Subsidiaries pursuant to applicable Environmental Law; and

(v)                                 neither the Company nor any of its Subsidiaries has (A) entered into any agreement, the intent and express provisions of which require the Company or any Subsidiary to indemnify, reimburse, defend or hold harmless any other Person from and against any liabilities arising pursuant to Environmental Law or (B) retained or assumed, contractually or by operation of law, liabilities pursuant to Environmental Law of any other Person, provided, in either case, that such representation does not include such terms and conditions included in any credit agreements or similar financings, any real estate leases or any other agreements entered into in the ordinary course of business.

(b)                                 The Company has delivered or otherwise made available for inspection to Parent copies of any reports, investigations, audits, assessments (including Phase I or II environmental site assessments), studies or other material documents in the possession of the Company or any of its Subsidiaries pertaining to: (i) any unresolved claims arising under or related to any Environmental Law, including any Orders or Proceedings arising pursuant to Environmental Law; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

Section 3.18                             Foreign Corrupt Practices Act; Anti-Corruption.

(a)                                 Since January 1, 2016, none of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee or agent of the Company, has directly or indirectly made, offered to make, attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in violation of the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law relating to anti-corruption or anti-bribery (collectively, the “Anti-Corruption Laws”).

(b)                                 Neither the Company nor any of its Subsidiaries, as of the date of this Agreement, (i) to the Knowledge of the Company, is under external or internal investigation for any violation of the Anti-Corruption Laws, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding any violation of, or failure to comply with, any Anti-Corruption Laws or (iii) to the Knowledge of the Company, is the subject of any internal complaint, audit or review process regarding a violation of the Anti-Corruption Laws.

(c)                                  The Company and its Subsidiaries maintain an adequate system or systems of internal controls reasonably designed to (i) ensure compliance with the Anti-Corruption Laws and (ii) prevent and detect violations of the Anti-Corruption Laws.

(d)                                 Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since July 1, 2016, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

Section 3.19                             Customs and International Trade Laws; Sanctions.

(a)                                 Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (i) since January 1, 2016, the Company and its Subsidiaries have been in compliance with all applicable Customs & International Trade Laws, and (ii) as of the date of this Agreement, there are no unresolved formal claims concerning the liability of any of the Company or its Subsidiaries under Customs & International Trade Laws. Without limiting the foregoing, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (A) at all times since January 1, 2016, the Company and its Subsidiaries and, to the Knowledge of the Company, Persons acting on their behalf, have obtained all import and export licenses and all other Customs & International Trade Authorizations, (B) since January 1, 2016, no Governmental Authority has imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment, denial of tax benefits, or denial of future Customs & International Trade Authorizations against any of the Company or its Subsidiaries or any of their respective directors, officers or, to the Knowledge of the Company, employees or agents of the Company or any of its Subsidiaries (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws, and (C) since January 1, 2016 through the date of this Agreement, there have been no written claims, written requests for information, initiation of any Proceedings or, to the Knowledge of the Company, investigations by a Governmental Authority with respect to the Company’s and its Subsidiaries’ Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws. Each of the Company and its Subsidiaries, and each director, officer and, to the Knowledge of the Company, other employee thereof, has in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs and International Trade Laws in each of the jurisdictions in which the Company or any of its Subsidiaries do business.

(b)                                 Neither the Company nor any of its Subsidiaries, and no director, officer or, to the Knowledge of the Company, employee thereof, (i) is, or since January 1, 2016, has been a Sanctioned Person or (ii) as of the date of this Agreement, has pending or, to the Knowledge of the Company, threatened claims against it, him or her with respect to applicable Sanctions.

(c)                                  Each of the Company and its Subsidiaries, and each director, officer and, to the Knowledge of the Company, other employee thereof, (i) is and, since January 1, 2016, has been, in compliance in all material respects with all applicable Sanctions and (ii) has in place reasonable controls and systems designed to ensure compliance with applicable Sanctions.

(d)                                 Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, (i) neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Customs & International Trade Laws or applicable Sanctions; and (ii) there have been no written claims, written requests for information, initiation of any Proceedings or, to the Knowledge of the Company, investigations by a Governmental Authority with respect to the Company’s and its Subsidiaries’ compliance with applicable Sanctions.

Section 3.20                             Insurance. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of the Company and its Subsidiaries, and all such insurance policies are in full force and effect, and (b) as of the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice (i) that they are in default with respect to any obligations under such policies or (ii) of cancellation or termination with respect to any such policies, or refusal or denial of any coverage, reservation of rights or rejection of any claim under any such policies, in each case that is held by, or for the benefit of, the Company or any of its Subsidiaries.

Section 3.21                             Healthcare Regulatory Compliance.

(a)                                 Since July 1, 2016, except where any failure to be in compliance has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have been and are in compliance with (i) the Federal Ethics and Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Law”), (ii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), (iii) the Federal False Claims Act, 31 U.S.C. § 3729, (iv) the Occupational Safety and Health Act (known as “OSHA”), (v) the Clinical Laboratory Improvement Amendments, 42 C.F.R. Part 493 (“CLIA”), (vi) the Protecting Access to Medicare Act of 2014, (vii) federal and state anti-markup Laws, (viii) state self-referral, anti-kickback, fee-splitting and patient brokering Laws, (ix) state Laws governing the licensure and operation of clinical laboratories, and (x) to the Knowledge of the Company, similar Laws in any foreign jurisdiction applicable to the Company’s and its Subsidiaries’ business (clauses (i) through (x), the “Regulatory Laws”). As of the date of this Agreement, to the Knowledge of the Company, the business of the Company and its Subsidiaries does not require the Company or any of its Subsidiaries to obtain any clearance or approval under the federal Food Drug and Cosmetic Act, 21 U.S.C. § 321 et seq.

(b)                                 From July 1, 2016 to the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of its or their respective officers, directors and employees, agents, subcontractors or affiliated entities in their capacities as such and in connection with the Company’s or its Subsidiaries’ business, (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program, (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program, state contract or state medical assistance program, (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “SSA”), (iv) is currently listed on any federal or state published list or database of excluded parties, including the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, the HHS Office of Inspector General exclusions database and the National Practitioner Data Bank, or (v) is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense. “Federal Health Care Program” has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs.

(c)                                  The Company and its Subsidiaries’ diagnostic tests are being lawfully marketed under current policies and grant of enforcement discretion of the U.S. Food and Drug Administration (“FDA”) applied to traditional laboratory developed tests (“LDTs”). Without limiting the generality of the foregoing, all diagnostic tests that are considered by the Company and its Subsidiaries to be LDTs are and always have been: (i) designed, manufactured and used within a single laboratory that is approved in accordance with the CLIA; (ii) validated to meet performance characteristics relating to analytical validity for the use of each test system in the laboratory’s own environment; and (iii) utilized under the order of a licensed healthcare provider. Any diagnostic testing that the Company and its Subsidiaries conduct outside of the United States, and any specimen collection kits that the Company and its Subsidiaries distribute outside of the United States, comply with the Laws of any country where the diagnostic testing is performed or where the specimen collection kits are distributed.

(d)                                 All material federal, state, county, local or foreign permits and licenses (including Medicare, Medicaid, and other provider numbers, state laboratory licenses, CLIA certifications and other permits, as well as corresponding foreign permits and licenses) that have been issued to the Company and its Subsidiaries and that are currently in effect (the “Company Licenses”) constitute all the material permits necessary for the conduct of the Company and its Subsidiaries and use of the Company facilities as currently used. Each Company License is valid and in full force and effect. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of the Company Licenses. There is no investigation or proceeding pending, or to the Knowledge of the Company, threatened that could result in the termination, revocation, suspension or restriction of any Company Licenses or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License that would be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(e)                                  From July 1, 2016 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or other written communication from the FDA or any other Governmental Authority with oversight of medical device regulation alleging any violation of any legal or regulatory requirement.

(f)                                   From July 1, 2016 through the date of this Agreement, there are no pending, concluded or, to the Knowledge of the Company, threatened investigations, suits, claims, actions or proceedings, including any voluntary disclosures or self-disclosures, relating to the Company’s participation in any payment program, including Medicare, Medicaid, Tricare, the Federal Employees Health Benefit Program, and private third party payer programs (“Payment Programs”). Since July 1, 2016, the billing, coding and claims practices of the Company and its Subsidiaries with respect to all Payment Programs have been in compliance with all applicable Laws in all material respects, including the OIG Compliance Program Guidelines for Third Party Medical Billing Companies. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with the conditions of participation, conditions of payment, and provider or supplier agreements for any Payment Program, and neither the Company nor any of its Subsidiaries is or has been terminated, suspended from participation in, excluded or debarred from contracting or had their billing privileges terminated or suspended by, any Payment Program and there is no reason to believe that any such termination, suspension, exclusion or debarment would reasonably be expected to occur. From July 1, 2016 through the date of this Agreement, no Payment Program has imposed a fine, penalty or other sanction on the Company.

(g)                                  (i) All agreements or other arrangements between the Company or any of its Subsidiaries, on the one hand, and any physician, on the other hand, for services are in writing, describe bona fide services required by the Company or its Subsidiaries, as the case may be, provide for compensation that is no more than fair market value for such services determined as of the effective date of such agreement and are in material compliance with the Anti-Kickback Statute (“AKS”), and (ii) all payments made and things of value provided by the Company or any of its Subsidiaries to any health care professional for services rendered by such health care professional have been made at fair market value determined as of the effective date of any such agreement and are in material compliance with the AKS.

(h)                                 The Company has adopted a code of ethics and has an operational healthcare compliance program consistent in all material respects with the Compliance Program Guidance for Clinical Laboratories published by the Office of Inspector General, U.S. Department of Health and Human Services, which governs all employees, including sales representatives and their interactions with their physician and hospital customers.

Section 3.22                             Privacy, Data Protection and Cyber Security.

(a)                                 For the purpose of this Section 3.22, the terms “controller,” “personal data breach,” “process” (and its cognates) and “processor” shall have the meaning given to them in the GDPR. Since July 1, 2016, except where any failure to be in compliance has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have been and are in compliance with Information Privacy and Security Laws, their external- and internal-facing privacy policies and contractual obligations with respect to Personal Data (“Information Privacy and Security Obligations”). Such compliance includes each of the following to the extent required by Information Privacy and Security Obligations: (i) implementing a suite of appropriate data protection policies and procedures and monitoring compliance with such policies and procedures such as to demonstrate compliance with applicable Information Privacy and Security Obligations, (ii) compliance in all material respects with the requirements of the administrative simplification provisions of HIPAA and all applicable state and federal laws regarding the privacy of protected health information and other confidential patient information, including by putting into effect a HIPAA compliance program, including workforce training upon hire and periodically thereafter, conducting periodic security risk analyses and promptly correcting any known vulnerabilities discovered therefrom, and (iii) in relation to the GDPR and any national laws supplementing the GDPR, (A) appointing a data protection officer; (B) securing the transfer of Personal Data to its Subsidiaries or third parties located outside of the European Economic Area on the terms of a valid data transfer mechanism, as required under applicable Information Privacy and Security Laws; and (C) conducting data protection impact assessments when required by applicable Information Privacy and Security Obligations. The Company and each of its Subsidiaries has taken reasonable efforts to safeguard the privacy, integrity and security of all IT Assets used by the Company or any of its Subsidiaries and Personal Data received, collected, compiled, used, stored, shared, transferred or otherwise processed by the Company or any of its Subsidiaries.

(b)                                 Neither the Company nor any Subsidiary has, since July 1, 2016, (i) suffered any personal data breaches and/or material cybersecurity incidents, including any event that required the Company or any Subsidiary to provide notification to any Governmental Authority under any Information Privacy and Security Law, (ii) reported any breach of protected health information to the Office for Civil Rights of the Department of Health and Human Services or any state agency, (iii) received any claim or notice alleging or referencing the investigation of any breach or the improper use, disclosure or access to any Personal Data in its possession, custody or control or (iv) received any communication from any Governmental Authority alleging that the Company or any Subsidiary is not in compliance in all material respects with HIPAA or other Information Privacy or Security Obligations. There are no Proceedings against or affecting the Company and its Subsidiaries pending or, to the Knowledge of the Company, threatened, relating to or arising under any Information Privacy and Security Obligations.

(c)                                  To the Knowledge of the Company, the Company and its Subsidiaries have in place (i) all required business associate agreements with each Person whose relationship with the Company or any Subsidiary involves the collection, use, disclosure, store or processing of patient data or protected health information by or on behalf of the Company or its Subsidiaries and (ii) written agreements in Material Contracts with any key customers, suppliers, contractors and other key third parties (A) acting as processors or (B) with which the Company or any of its Subsidiary has any other legally recognized relationship under applicable Information Privacy and Security Laws, which agreements contain the mandatory provisions required under Article 28 of GDPR (as applicable). The Company and its Subsidiaries maintain complete, accurate, up-

to-date and timely records of all their Personal Data processing activities as required under applicable Information Privacy and Security Laws.

(d)                                 The Company and each of its Subsidiaries has implemented appropriate technical and organizational measures to protect against personal data breaches as monitored through regular (at least once every 12 months) external and internal penetration tests and vulnerability assessments documented in writing and has materially aligned its cybersecurity practices with relevant industry standards.

(e)                                  The Company and its Subsidiaries are in compliance with all regulatory requirements applicable to the hosting of health data in any EU member state.

Section 3.23                             Payers and Suppliers. Section 3.23(a) of the Company Disclosure Letter lists the ten (10) largest payers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the fiscal year ended December 31, 2018) (each, a “Major Payer”). Section 3.23(b) of the Company Disclosure Letter lists the ten (10) largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the fiscal year ended December 31, 2018) (each, a “Major Supplier”). From December 31, 2017 to the date of this Agreement, none of the Company’s Major Payers or the Company’s Major Suppliers has (a) canceled or otherwise terminated, or to the Knowledge of the Company, threatened to cancel or otherwise terminate, or not renew, its relationship with the Company or any of its Subsidiaries or (b) demanded, requested or received from the Company or any of its Subsidiaries any material concessions with respect to any existing or proposed Contracts or programs, or (c) been engaged in a material dispute with the Company or any of its Subsidiaries, in the case of each of clauses (a) (with respect to threatened matters), (b) and (c), other than to the extent in the ordinary course of business.

Section 3.24                             Takeover Statutes. The approval by the Company Board of this Agreement, the Merger, the Voting Agreement(s) and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger, the Voting Agreement(s) and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL.

Section 3.25                             Brokers. No investment banker, broker or finder other than Goldman Sachs & Co. LLC, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. A true, correct and complete copy of the engagement letter between the Company and Goldman Sachs & Co. LLC has been made available to Parent prior to the date of this Agreement.

Section 3.26                             Opinion of Financial Advisors. The Company Board has received the opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than Parent and its Affiliates) is fair, from a financial point of view, to such holders. Promptly after the date of this Agreement, a true, correct and complete copy of such opinion will be made available to Parent for informational purposes only.

Section 3.27                             No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or timeliness thereof. The Company acknowledges that, except for the representations and warranties contained in Article IV of this Agreement, none of Parent or Merger Sub or any of their respective Affiliates or Representatives or any other Person makes (and the Company is not relying on) any representation or warranty, express or implied, to the Company in connection with the Merger and the other transactions contemplated by this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the particular section or subsection of the Parent Disclosure Letter expressly referenced therein (it being understood and agreed that any disclosure set forth in one section or subsection of the Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of such disclosure) or (ii) other than with respect to Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.5, as disclosed in the Parent SEC Documents filed with (or furnished to) the SEC by Parent on or after December 31, 2018 and at least one (1) Business Day prior to the date of this Agreement (but in each case excluding any disclosure contained under the heading “Risk Factors” (other than any factual historical information contained therein) or in any “forward-looking statements” legend or any similar non-specific, predictive, precautionary or forward-looking statements) and to the extent publicly available on EDGAR, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.1                                    Organization; Qualification. Each of Parent and Merger Sub is a legal entity duly organized and validly existing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to be so validly existing and authorized has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Accurate and complete copies of the Parent Organizational Documents, as in effect on the date of this Agreement, have been made available to the Company prior to the date of this Agreement. The Parent Organizational Documents are currently in effect, and none of Parent or Merger Sub, as applicable, are in violation of any of the provisions thereof.

Section 4.2                                    Capitalization; Subsidiaries.

(a)                                 As of the close of business on July 25, 2019 (the “Parent Capitalization Date”), the authorized capital stock of Parent consisted of (i) 200,000,000 shares of Parent Common Stock, 129,513,246 of which were issued and outstanding (including 94,726 shares of Parent Common Stock in the form of compensatory restricted stock awards granted pursuant to a Parent Equity Plan) and none of which were held by Parent as treasury stock, (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of Parent, no shares of which were outstanding. There are no other classes of capital stock of Parent and, except for the Convertible Notes, no bonds, debentures, notes or other Indebtedness or securities of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote authorized, issued or outstanding. As of the close of business on the Parent Capitalization Date, there were (A) outstanding options granted pursuant to a Parent Equity Plan relating to 2,386,978 shares of Parent Common Stock, (B) outstanding restricted stock units granted pursuant to a Parent Equity Plan relating to 3,997,723 shares of Parent Common Stock and (C) 12,197,000 shares of Parent Common Stock reserved for issuance upon conversion of the Convertible Notes due 2025 and the Convertible Notes due 2027 (together, the “Convertible Notes”).

(b)                                 All of the issued and outstanding shares of Parent Common Stock have been, and all of the shares of Parent Common Stock that may be issued pursuant to the Convertible Notes, any Parent Equity Plan or other compensation plans of Parent will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, and, along with the shares of Parent Common Stock issuable pursuant to this Agreement, are, or will be when issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding Parent Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom.

(c)                                  Other than (1) issuances of shares of Parent Common Stock pursuant to the exercise or settlement, as applicable, of awards outstanding under any Parent Equity Plan as of the close of business on the Parent Capitalization Date or under other compensation plans of Parent in accordance with their terms, (2) the grant or issuance of awards under any Parent Equity Plan or other compensation plan of Parent since the Parent Capitalization Date in the ordinary course of business, as of the date of this Agreement and (3) the Convertible Notes, other than as set forth in Section 4.2(a), there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating Parent or any of its Subsidiaries to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock or other equity or voting securities or other equity interests of Parent or securities convertible into or exchangeable for such shares or other equity or voting securities or other equity interests of Parent, or obligating Parent to grant, extend or enter into such options, warrants, calls, preemptive, subscriptions or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity or voting securities or other equity interests of Parent or any securities representing the right to purchase or otherwise receive any capital stock of or other equity or voting securities or other equity interests of the Parent, (iii) stockholder agreements, voting trusts or similar agreements with any Person to which Parent or any of its Subsidiaries is party, including any such agreements or trusts (A) restricting the transfer of the capital stock or other equity interests of Parent or (B) affecting the voting rights of capital stock of Parent or other equity or voting securities or other equity interests of Parent, or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by Parent, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which Parent or any of its Subsidiaries is party, in each case pursuant to which any Person is entitled to receive any payment from Parent based in whole or in part on the value of any capital stock or other equity or voting securities or other equity interests of Parent.

(d)                                 All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

Section 4.3                                    Authority Relative to Agreement.

(a)                                 Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub, and (in the case of the Merger, except for the filing of the Certificate of Merger with the Delaware Secretary of State) no other corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)                                 The Parent Board and the Merger Sub Board have, by resolutions unanimously adopted thereby, approved this Agreement and the transactions contemplated by this Agreement. As of the date of this Agreement, none of the aforesaid actions by the Parent

Board or the Merger Sub Board have been amended, rescinded or modified. Parent or a Subsidiary of Parent, acting in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement.

Section 4.4                                    No Vote Required. Assuming the accuracy of the representations and warranties in Section 3.2 and compliance by the Company with Section 5.1(c), no vote of the stockholders of Parent or the holders of any other securities of Parent is required by any Law or by the Parent Organizational Documents in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.5                                    No Conflict; Required Filings and Consents.

(a)                                 Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the applicable terms or provisions of this Agreement, will (i) violate any provision of the Parent Organizational Documents or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of Parent, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.5(b) have been obtained or made, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any Contract that constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) to which Parent or any of its Subsidiaries is a party or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent, Parent’s Subsidiaries, or Merger Sub, other than, in the case of clause (i) with respect to the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of Parent (other than Merger Sub), clause (ii) and clause (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that (A) has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(b)                                 No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the SEC under the Exchange Act or the Securities Act (including the filing with the SEC of the Form S-4 and the Proxy Statement), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements under foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of Nasdaq and any other applicable stock exchanges or marketplaces, (v) such other items required solely by reason of the participation or identity of the Company in the transactions contemplated by this Agreement, (vi) compliance with and filings or notifications under Antitrust Laws and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made (A) has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 4.6                                    Parent SEC Documents; Financial Statements.

(a)                                 Since December 31, 2016, Parent has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the Exchange Act or the Securities Act (collectively, the “Parent SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, there are no amendments or modifications to Parent SEC Documents that were required to be filed with (or furnished to) the SEC prior to the date of this Agreement, but that have not yet been filed with (or furnished to) the SEC. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act. All of the audited financial statements and unaudited interim financial statements of Parent included in Parent SEC Documents (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iii) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).

(b)                                 Prior to the date of this Agreement, Parent has furnished to the Company complete and correct copies of all comment letters from the SEC since December 31, 2016 through the date of this Agreement with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of Parent SEC Documents, and, to the Knowledge of Parent, none of Parent SEC Documents are subject to ongoing SEC review.

(c)                                  Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(d)                                 Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Based on the Parent’s most recent evaluation of internal control over financial reporting prior to the date of this Agreement, Parent has no “significant deficiencies” or “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information. Since December 31, 2016, there has been and is no fraud, whether or not material, that involves senior management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e)                                  Parent maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(f)                                   To the Knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any director or executive officer of Parent or any of its Subsidiaries. Since December 31, 2016 through the date of this Agreement, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of Parent, the Parent Board or any committee thereof.

(g)                                  Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Documents, and the statements contained in such certifications are true and accurate. Parent does not have, and has not arranged, any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h)                                 Since December 31, 2016, (i) neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to Parent or any of its Subsidiaries and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to the general counsel or chief executive officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

(i)                                     Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent SEC Documents (including any audited financial statements and unaudited interim financial statements of Parent included therein).

Section 4.7                                    Absence of Certain Changes or Events. Since December 31, 2018, (a) and through the date of this Agreement and except in connection with the transactions contemplated by this Agreement, the respective businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business and (b) there has not been any event, circumstance, occurrence, effect, fact, development or change that has had, and would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.8                                    No Undisclosed Liabilities. Except for liabilities or obligations (a) as (and to the extent) reflected, disclosed or reserved against in Parent’s balance sheets (or the notes thereto) included in Parent’s Annual Report on Form 10-K filed with the SEC on February 21, 2019 or the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 30, 2019,

(b) incurred in the ordinary course of business since December 31, 2018, (c) incurred in connection with the transactions contemplated by this Agreement or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, none of Parent or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of Parent (or the notes thereto) in accordance with GAAP.

Section 4.9                                    Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries nor any asset or property of Parent or any of its Subsidiaries is subject to a continuing Order, in each case, that (a) has been, or would reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole or (b) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 4.10                             Permits; Compliance with Laws.

(a)                                 (i) Parent and its Subsidiaries are in possession of all material franchises, grants, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, registrations, clearances, orders and other authorizations necessary for Parent and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as now being conducted, under and pursuant to all applicable Laws (the “Parent Permits”), (ii) all such Parent Permits are in full force and effect and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of Parent, threatened, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

(b)                                 Since December 31, 2016, Parent and its Subsidiaries have been and are in compliance with (i) all applicable Laws and (ii) all Parent Permits, except where any failure to be in such compliance has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

(c)                                  Since December 31, 2016 through the date of this Agreement, none of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of their respective directors, officers or employees, has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority asserting that Parent or any of its Subsidiaries is not in compliance with, or is under investigation with respect to any failure to comply with, any Laws or Parent Permits, except where any failure to be in such compliance has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

Section 4.11                             Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the Proxy Statement will, at the date it, or any amendment or supplement to it, is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.12                             Intellectual Property and Information Technology.

(a)                                 Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, (i) Parent and its Subsidiaries exclusively own all Intellectual Property purported to be owned by them (“Parent Owned IP”) and have a right to use pursuant to a license agreement all other Intellectual Property used in, or necessary for, the operation of the business of Parent and its Subsidiaries as currently conducted, and (ii) the operation of the business of Parent and its Subsidiaries as currently conducted, and as conducted at any time since December 31, 2016, does not Infringe any Intellectual Property (excluding Patents) nor, to the Knowledge of Parent, any Patents, of any third party.

(b)                                 Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, since December 31, 2016 through the date hereof, no written claim or notice has been given to Parent or its Subsidiaries by any Person, nor has any Proceeding been pending, (i) alleging that the operation of the business of Parent or its Subsidiaries Infringes or is suspected to Infringe the Intellectual Property of any third party (including in the nature of a cease and desist letter or offer of a license or covenant not to sue), (ii) challenging or threatening to challenge the ownership, use, validity or enforceability of any Intellectual Property owned or licensed by Parent or its Subsidiaries, or (iii) seeking indemnification from Parent or any of its Subsidiaries with respect to any assertion of Infringement of any Intellectual Property. No Liens exist with respect to the Intellectual Property used in, or necessary for, the operation of the business of Parent and its Subsidiaries as currently conducted, other than Permitted Liens.

(c)                                  Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, to the Knowledge of Parent, no Person is engaged in any activity that Infringes any Parent Owned IP. Since December 31, 2016 through the date hereof, Parent and its Subsidiaries have not brought any Proceeding, or threatened in writing or otherwise provided notice (including in the nature of a cease and desist letter or offer of a license or covenant not to sue) either (i)

asserting that a third party has Infringed any Parent Owned IP, or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property of any third party.

(d)                                 There are no forbearances to sue, consents, Orders, or settlement agreements to which Parent or any of its Subsidiaries is a party or is subject that (i) restrict Parent’s or any of its Subsidiaries’ rights to use, enjoy or exploit any material Intellectual Property, or (ii) materially restrict Parent’s or any of its Subsidiaries’ business in order to accommodate a third Person’s Intellectual Property.

(e)                                  To the Knowledge of Parent, Parent and its Subsidiaries have at all times used reasonable efforts to protect the material trade secrets and other material confidential information that are owned, used or held by Parent or any of its Subsidiaries, and to the Knowledge of Parent, there has been no material unauthorized access, disclosure or use of any such trade secrets or confidential information by any Person.

Section 4.13                             Healthcare Regulatory Compliance.

(a)                                 Since July 1, 2016, except where any failure to be in compliance has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries have been and are in compliance with (i) Regulatory Laws, (ii) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and (iii) the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h, or related regulations or other federal or state Laws that govern the health care industry or relationships among health care providers, suppliers, distributors, manufacturers and patients (clauses (i) through (iii), the “Parent Regulatory Laws”).

(b)                                 From July 1, 2016 to the date of this Agreement, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries nor any of its or their respective officers, directors and employees, agents, subcontractors or affiliated entities in their capacities as such and in connection with Parent’s business, (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program, (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program, state contract or state medical assistance program, (iii) has had a civil monetary penalty assessed against it, him or her under the SSA, (iv) is currently listed on any federal or state published list or database of excluded parties, including the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, the HHS Office of Inspector General exclusions database and the National Practitioner Data Bank, or (v) is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

(c)                                  (i) Parent and its Subsidiaries holds, and is operating in compliance with, all Parent Permits of the FDA and comparable foreign Governmental Authorities required for the conduct of its respective business as currently conducted (collectively, the “FDA Permits”), including, but not limited to, pre-market notifications under section 510(k) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 360(k)) (“510(k)s”) and pre-market approval applications approved in accordance with 21 U.S.C. § 360e (“PMAs”), and all such FDA Permits and comparable Parent Permits issued by foreign Governmental Authorities are in full force and effect; (ii) all of the 510(k)s and PMAs and similar Parent Permits issued by foreign Governmental Authorities for products of Parent and its Subsidiaries are exclusively owned by Parent or one of its Subsidiaries, and to the Knowledge of Parent, neither the FDA nor any similar foreign Governmental Authority has threatened in writing to suspend or revoke any such 510(k)s, PMAs, or similar Parent Permit issued by a foreign Governmental Authority or to change the marketing classification or labeling of any such products; and (iii) to the Knowledge of Parent, the development, manufacture, distribution, sale and marketing of Parent’s products (including components thereof) are in compliance with all FDA Permits and with all similar Parent Permits issued by foreign Governmental Authorities. As of the date of this Agreement, there is no investigation or proceeding pending, or to the Knowledge of Parent, threatened that could result in the termination, revocation, suspension or restriction of any Parent Permits or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Parent Permit that would be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole.

(d)                                 From July 1, 2016 through the date of this Agreement, there are no pending, concluded or, to the Knowledge of Parent, threatened investigations, suits, claims, actions or proceedings, including any voluntary disclosures or self-disclosures, relating to Parent’s participation in any Payment Programs. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries is or has been terminated, suspended from participation in, excluded or debarred from contracting or had their billing privileges terminated or suspended by, any Payment Program and there is no reason to believe that any such termination, suspension, exclusion or debarment would reasonably be expected to occur.

Section 4.14                             Privacy.

(a)                                 Since July 1, 2016, except where any failure to be in compliance has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries have been and are in compliance with Information Privacy and Security Laws. Parent has taken efforts that Parent believes are appropriate to safeguard the privacy, integrity and security of all IT Assets used by Parent or any of its Subsidiaries and Personal Data received, collected, compiled, used, stored, shared, transferred or otherwise processed by Parent or any of its Subsidiaries. As of the date hereof, there are no Proceedings against or affecting Parent or its Subsidiaries pending or, to the Knowledge of Parent, threatened, relating to or arising under any Information Privacy and Security Laws.

(b)                                 Neither Parent nor any Subsidiary has, since July 1, 2016, (i) suffered any personal data breaches and/or material cybersecurity incidents, including any event that required Parent or any Subsidiary to provide notification to any Governmental Authority under any Information Privacy and Security Law, (ii) reported any breach of protected health information to the Office for Civil Rights of the Department of Health and Human Services or any state agency, (iii) received any claim or notice alleging or referencing the investigation of any breach or the improper use, disclosure or access to any Personal Data in its possession, custody or control or (iv) received any communication from any Governmental Authority alleging that Parent or any Subsidiary is not in compliance in all material respects with HIPAA or other Information Privacy or Security Obligations. There are no Proceedings against or affecting

Parent and its Subsidiaries pending or, to the Knowledge of Parent, threatened, relating to or arising under any Information Privacy and Security Obligations.

(c)                                  Parent and each of its Subsidiaries has implemented appropriate technical and organizational measures to protect against personal data breaches as monitored through regular penetration tests and vulnerability assessments and has materially aligned its cybersecurity practices with relevant industry standards.

Section 4.15                             Payers. From December 31, 2017 to the date of this Agreement, none of the ten (10) largest payers of Parent and its Subsidiaries (determined on the basis of aggregate revenues recognized by Parent and its Subsidiaries over the fiscal year ended December 31, 2018) have (a) canceled or otherwise terminated, or to the Knowledge of Parent, threatened to cancel or otherwise terminate, or not renew, its relationship with Parent or any of its Subsidiaries or (b) demanded, requested or received from Parent or any of its Subsidiaries any material concessions with respect to any existing or proposed Contracts or programs, or (c) been engaged in a material dispute with Parent or any of its Subsidiaries, in the case of each of clauses (a) (with respect to threatened matters), (b) and (c), other than to the extent in the ordinary course of business.

Section 4.16                             Brokers. No investment banker, broker or finder other than XMS Capital Partners, LLC and Centerview Partners LLC, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates (including Merger Sub).

Section 4.17                             Share Ownership. None of Parent, Merger Sub or any of their respective Affiliates has been, at any time during the three (3) years preceding the date of this Agreement, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

Section 4.18                             Financing. Parent and Merger Sub collectively will have, as of the Closing Date, after taking into account the cash of the Company and its Subsidiaries, sufficient cash to consummate the Merger and the other transactions contemplated by this Agreement that require payment on the Closing Date. The obligations of Parent and Merger Sub hereunder are not subject to any condition regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

Section 4.19                             No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or any other information provided to the Company in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or timeliness thereof. Each of Parent and Merger Sub acknowledges that, except for the representations and warranties contained in Article III of this Agreement, none of the Company or any of its Affiliates or Representatives or any other Person makes (and Parent and Merger Sub are not relying on) any representation or warranty, express or implied, to Parent or Merger Sub in connection with the Merger and the other transactions contemplated by this Agreement.

Article V

COVENANTS AND AGREEMENTS

Section 5.1                                    Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Parent (which consent, in the case of Section 5.1(e), Section 5.1(f), Section 5.1(g), Section 5.1(m), Section 5.1(o), Section 5.1(q) and Section 5.1(r) shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted or required pursuant to this Agreement or (iv) as set forth on Section 5.1 of the Company Disclosure Letter, (A) the Company shall, and shall cause its Subsidiaries to, conduct the business of the Company and its Subsidiaries in the ordinary course of business and in a manner consistent with past practice (including with respect to billing, collection and credit policies) and, to the extent consistent therewith, use reasonable best efforts to preserve its assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, Governmental Authorities and business partners, and to keep available the services of its directors, officers and key employees and (B) the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(a)                                 amend (i) the Certificate of Incorporation, (ii) the Bylaws or (iii) such equivalent organizational or governing documents of any of its Subsidiaries, in the case of such documents of any of its Subsidiaries, in a manner that would be material to Parent or Merger Sub or would, or would reasonably be expected to, have the effect of delaying or preventing the consummation of any of the Merger or the other transactions contemplated by this Agreement;

(b)                                 split, reverse split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire or amend the terms of the Company’s or any of its Subsidiaries’ capital stock, or other equity or voting securities or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting securities or other equity interests; provided that the Company may repurchase or otherwise acquire shares in connection with (i) the acceptance of shares of Company Common Stock as payment for the per share exercise price of the Company Stock Options or as payment for Taxes incurred in connection with the exercise, vesting or settlement of Company Equity Awards, in each case in accordance with the applicable Company Equity Plan or (ii) the forfeiture of Company Equity Awards;

(c)                                  issue, sell, pledge, dispose of, encumber, grant or authorize the same with respect to, any shares of the Company’s or its Subsidiaries’ capital stock, or other equity or voting securities or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity or equity-based compensation, or other equity or voting securities or other equity interests; provided that the Company may issue the foregoing (i) upon the exercise, vesting or settlement of Company Equity Awards, in each case in accordance with the applicable Company Equity Plan outstanding as of the date of this Agreement, (ii) pursuant to the terms of the Company ESPP in effect immediately prior to the date of this Agreement or (iii) to the extent permitted by Section 5.1(e);

(d)                                 declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than cash dividends and distributions paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company;

(e)                                  except to the extent required pursuant to any Company Benefit Plan as in effect on the date of this Agreement, (i) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under, any Company Benefit Plan or plan, program, policy, practice, agreement or arrangement that would be a Company Benefit Plan if it had been in effect on the date of this Agreement; (ii) grant or pay, or commit to grant or pay, any bonus, incentive or profit-sharing award or payment to any current or former director, employee or individual service provider of the Company or any of its Subsidiaries; (iii) increase, or commit to increase, the amount of the wages, salary, bonuses, commissions, fringe benefits, severance or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property), benefits or remuneration payable to any current or former director, employee or individual service provider of the Company or any of its Subsidiaries, except for increases in base salaries in the ordinary course of business with respect to employees at a level below vice president with less than $300,000 in annual base salary, including in connection with promotions permitted by Section 5.1(f); (iv) take any action (other than actions contemplated by this Agreement) to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, payable or to become payable to any current or former director, employee or individual service provider of the Company or any of its Subsidiaries; (v) enter into any employment, severance, change in control, retention, individual consulting or similar agreement with any current or former director, employee or individual service provider of the Company or any of its Subsidiaries (other than entering into offer letters in the ordinary course of business that provide for “at-will” employment or employment, if at-will employment is not permitted by applicable Law in the relevant jurisdiction without any severance); (vi) communicate with employees of the Company or any Subsidiary of the Company regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless such communications are consistent with the terms provided herein; or (vii) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan, make any voluntary contributions to a Company Benefit Plan that are outside the ordinary course of business or materially change the manner in which contributions to such Company Benefit Plans are made or the basis on which such contributions are determined;

(f)                                   hire, engage, promote or terminate (other than for cause) any employee or other individual service provider at a level of vice president or above or who is or would be entitled to receive annual base salary of $300,000 or more;

(g)                                  make any loan or advance (other than travel and similar advances to its employees in the ordinary course of business) to any employee of the Company or any of its Subsidiaries in excess of $25,000 in the aggregate;

(h)                                 forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(i)                                     acquire (including by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, business or assets of any other Person constituting a business or any portion of a business for consideration in excess of $1,000,000 in the aggregate;

(j)                                    sell, pledge, dispose of, transfer, abandon, lease, license, mortgage, incur any Lien other than Permitted Liens (including pursuant to a sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of the Company or any of its Subsidiaries having a fair market value in excess of $250,000 individually or $1,000,000 in the aggregate, except (i) sales of inventory and accounts receivable in the ordinary course of business, (ii) transfers solely among the Company and its direct or indirect wholly owned Subsidiaries, (iii) disposition of obsolete tangible assets or expired inventory or (iv) with respect to immaterial leases, licenses or other similar grants of real property, any immaterial grant, amendment, extension, modification, or renewal in the ordinary course of business;

(k)                                 cancel any material Indebtedness (individually or in the aggregate) or, except in the ordinary course of business, settle, waive or amend any claims or rights of substantial value;

(l)                                     (i) except as between or among the Company or one or more direct or indirect wholly owned Subsidiaries of the Company, incur, create, assume or otherwise become liable for any Indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (ii) except in the ordinary course of business, incur or assume any other form of Indebtedness and (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(m)                             terminate, enter into, agree to any material amendment, supplement or modification of or renew or waive, release or assign any material rights (“Certain Restricted Contract Actions”) under any Company Material Contract, any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or any Company Lease, except that the Company and its Subsidiaries may undertake the Certain Restricted Contract Actions in the ordinary course of business for Contracts of the type described in Section 3.14(a)(i), Section 3.14(a)(ii), Section 3.14(a)(iv), Section 3.14(a)(v), Section 3.14(a)(vi) (only with respect to the types of Indebtedness specified in clauses (iii) and (v) of the definition of Indebtedness), Section 3.14(a)(viii) or Section 3.14(a)(xiv) (only insofar as it relates to distribution agreements); provided, however, that the foregoing exception shall not apply to any Contract that requires or provides for consent, acceleration, termination or any other material right or consequence triggered in whole or in part by the Merger or any of the other transactions contemplated by this Agreement;

(n)                                 make any material change to its methods of financial accounting, except as required by GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act;

(o)                                 for each period set forth in Section 5.1(o) of the Company Disclosure Letter, make aggregate capital expenditures during such period in excess of 110% of the budgeted amount set forth in Section 5.1(o) of the Company Disclosure Letter for such period;

(p)                                 write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

(q)                                 release, compromise, assign, settle or agree to settle any Proceeding (excluding (i) any Proceeding relating to Taxes, which shall be governed exclusively by Section 5.1(t) and (ii) any Proceeding governed by Section 5.16), other than settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on Parent, the Company or any of their respective Subsidiaries) involving payment by the Company or any of its Subsidiaries of an amount not greater than $250,000 individually or $2,500,000 in the aggregate (provided, however, the foregoing exceptions shall not apply to any Proceeding involving an employee of the Company or its Subsidiaries at the level of vice president or above);

(r)                                    fail to use commercially reasonable efforts to maintain in effect the existing material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(s)                                   (i) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person any rights to any Company Owned IP (except for licensing non-exclusive rights) (A) to customers or suppliers in their capacities as such in the ordinary course of business and (B) pursuant to material transfer agreements, the primary purpose of which is to provide tangible materials as between the parties thereto, and clinical research agreements, the primary purpose of which is conducting clinical research activities on behalf of a party thereto, in each case entered into in the ordinary course of business; (ii) fail to use all reasonable efforts not to cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to patents expiring in accordance with their terms) any Intellectual Property, other than those of immaterial value to the Company (including by failing to take necessary actions to prosecute and maintain in full force and effect any registrations or applications therefor); or (iii) enter into any Contract or amendment to any Contract that would, or would purport to, assign or grant a covenant not to sue or exclusivity obligation on any material Intellectual Property owned by Parent or its Affiliates (excluding the Company or its Subsidiaries), or subject Parent or any of its Affiliates (excluding the Company and its Subsidiaries) to any non-compete or other material restriction on the conduct of its business;

(t)                                    (i) make, change or revoke any material Tax election or change any material aspect of its method of Tax accounting; (ii) file any material amendment to a material Tax Return; (iii) settle or compromise any audit or Proceeding with respect to a material amount of Taxes; (iv) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes; (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax or request any material Tax ruling; or (vi) surrender any right to claim a material Tax refund;

(u)                                 merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(v)                                 enter into any Contract to do, authorize or adopt any resolutions approving, or announce an intention to do, any of the foregoing.

Section 5.2                                    Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (i) as may be required by Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted or required pursuant to this Agreement or (iv) as set forth in Section 5.2 of the Parent Disclosure Letter, Parent shall not, directly or indirectly:

(a)                                 amend the Parent Organizational Documents in a manner that would be materially or disproportionately (relative to other holders of Parent Common Stock) adverse to the Company’s stockholders or would, or would reasonably be expected to, have the effect of delaying or preventing the consummation of any of the Merger or the other transactions contemplated by this Agreement;

(b)                                 repurchase or otherwise acquire Parent Common Stock, unless in the ordinary course of business (it being understood that the foregoing shall not restrict Parent from repurchasing or otherwise acquiring shares in connection with the acceptance of shares as payment for the exercise price of equity awards or as payment for Taxes incurred in connection with the exercise, vesting or settlement of equity awards, or the forfeiture of equity awards);

(c)                                  declare or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to its capital stock or other equity interests;

(d)                                 merge or consolidate Parent or Merger Sub with any Person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization with respect to Parent;

(e)                                  adjust, split, combine, subdivide or reclassify Parent’s capital stock; or

(f)                                   enter into any Contract to do, authorize or adopt any resolutions approving, or announce an intention to do, any of the foregoing.

Section 5.3                                    Preparation of the Form S-4 and the Proxy Statement; Company Stockholders’ Meeting.

(a)                                 As promptly as reasonably practicable after the execution of this Agreement, (i) the Company (with Parent’s reasonable cooperation) shall prepare and file with the SEC the Proxy Statement in preliminary form and (ii) Parent (with the Company’s reasonable cooperation) shall prepare and file with the SEC a registration statement on Form S-4, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Each of Parent and the Company shall use its reasonable best efforts to (A) cause the Form S-4 and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, (B) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in connection with the Merger (the “Parent Stock Issuance”) and (C) keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. As promptly as reasonably practicable after the Form S-4 shall have become effective and the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable; provided that, without limiting Section 5.9, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or the Proxy Statement, this right to review and comment shall apply only with respect to information relating to the other party or such other party’s business, financial condition or results of operations. If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Subject to applicable Law, each party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger.

(b)                                 Subject to the earlier termination of this Agreement in accordance with Section 7.1, the Company shall, as soon as reasonably practicable following the effectiveness of the Form S-4 and the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, duly call, set a record date for, give notice of, convene (on a date selected by the Company in consultation with Parent, which date shall be within, subject to adjournment or postponement as provided below, sixty (60) days of the effectiveness of the Form S-4) and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval, and shall submit such proposal to such holders at the Company Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Stockholders’ Meeting) without the prior written consent of Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without Parent’s prior written consent; provided that the Company shall adjourn or postpone the Company Stockholders’ Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement or Form S-4 required by Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting or (ii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Stockholders’ Meeting or to obtain the Company Stockholder Approval, provided that any such adjournment or postponement shall be for a period of no more than an aggregate of fifteen (15) Business Days and provided, further, that the Company shall not postpone the Company Stockholders’ Meeting as contemplated by this clause (ii) if it would require a change to the record date for the Company Stockholders’ Meeting. If the Company Board has not made a Company Adverse Recommendation Change in accordance with Section 5.6, the Company shall, through the Company Board, make the Company Recommendation, and shall include such Company Recommendation in the Proxy Statement, and use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to secure the Company Stockholder Approval. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.

Section 5.4                                    Appropriate Action; Consents; Filings.

(a)                                 Subject to the terms and conditions of this Agreement, the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement prior to the Termination Date and to cause the conditions to the Merger set forth in Article VI to be satisfied as promptly as reasonably practicable prior to the Termination Date, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable prior to the Termination Date: (i) the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Authority or other Person that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Authorities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (iii) the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Person in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (iv) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority vacated or reversed; and (v) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement. Each of the parties hereto shall, in consultation and cooperation with the other parties and as promptly as reasonably practicable, but in any event within ten (10) Business Days after the date of this Agreement, make its respective filings under the HSR Act, and make any other applications and filings as reasonably determined by the Company and Parent under other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement, as promptly as practicable, but in no event later than as required by Law. Parent shall pay all filing fees and other charges for the filings required under any Antitrust Law by the Company and Parent. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of Parent, none of the Company or any of its Subsidiaries or Affiliates will grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party (other than filing fees to any Governmental Authority) in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

(b)                                 In connection with and without limiting the efforts referenced in Section 5.4(a), each of the parties hereto will (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication; and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a Governmental Authority or private party, including informing the other party as soon as practicable of any such investigation, inquiry or Proceeding, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority, or, in connection with any Proceeding initiated by a private party, to any other Person. In addition, each of the parties hereto will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority, or, in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by applicable Law or by the applicable Governmental Authority or other Person, and to the extent reasonably practicable, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority or such other Person in respect of the transactions contemplated by this Agreement without the other party, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or communication, keep such party apprised with respect thereto. Each party shall furnish to the other copies of all filings, submissions, correspondence and communications between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff (or any other Person in connection with any Proceeding initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of the Company and its Subsidiaries or Parent and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with applicable Law.

(c)                                  The parties shall consult with each other with respect to obtaining all permits and Consents necessary to consummate the transactions contemplated by this Agreement, including the Merger.

(d)                                 Each of the parties agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, it shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.5                                    Access to Information; Confidentiality. The Company shall (and shall cause each of its Subsidiaries to) afford reasonable access to Parent’s Representatives, during normal business hours and upon reasonable notice, throughout the period from the date of this Agreement to the Effective Time (or until the earlier termination of this Agreement in accordance with Section 7.1), to the personnel, advisors, properties, books and records (including financial, billing and all other records) of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish reasonably promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries, and to provide copies thereof, as may reasonably be requested; provided that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (a) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (b) jeopardize any attorney-client or other legal privilege; provided, further, that in each such case, the Company shall cooperate with Parent to enable Parent and Parent’s Representatives to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that Parent and Parent’s Representatives may have access to such information. No investigation or access permitted pursuant to this Section 5.5 shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder. All information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives pursuant to this Section 5.5 shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding anything herein to the contrary, the parties hereby agree and acknowledge that the restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement to the extent required to permit any action contemplated hereby and in accordance herewith and solely until any valid termination of this Agreement in accordance with its terms.

Section 5.6                                    No Solicitation by the Company.

(a)                                 From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as provided in Section 5.6(b) or Section 5.6(d), (i) the Company shall, and shall cause its Subsidiaries, and its and their respective officers and directors to, immediately cease, and shall instruct and use its reasonable best efforts to cause its and their respective other Representatives to immediately cease, and cause to be terminated all existing discussions, negotiations and communications with any Persons or entities with respect to any Acquisition Proposal (other than the transactions contemplated by this Agreement), (ii) the Company shall not, and shall not authorize, and shall use its reasonable best efforts not to permit, any of its Representatives to, directly or indirectly through another Person, (A) initiate, seek, solicit, knowingly facilitate, knowingly encourage (including by way of furnishing any non-public information) or knowingly induce or knowingly take any other action which would reasonably be expected to lead to an Acquisition Proposal, (B) engage in negotiations or discussions with, or provide any non-public information or non-public data to, any Person (other than Parent or any of its Representatives) relating to or for the purpose of encouraging or facilitating, any Acquisition Proposal or grant any waiver or release under any standstill, confidentiality or other similar agreement (except that if the Company Board determines in good faith that the failure to grant any waiver or release would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill provision in order to permit a third party to make and pursue an Acquisition Proposal) or (C) resolve to do any of the foregoing, (iii) the Company shall not provide and shall, within one (1) Business Day of the date of this Agreement, terminate access of any third party to any data room (virtual or actual) containing any information of the Company or any of its Subsidiaries and (iv) within one (1) Business Day of the date of this Agreement, the Company shall demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible Acquisition Proposal with the Company or any of its Subsidiaries since July 1, 2018.

(b)                                 Notwithstanding Section 5.6(a), at any time prior to obtaining the Company Stockholder Approval, if the Company receives a bona fide written Acquisition Proposal from a third party that was not initiated, sought, solicited, knowingly facilitated, knowingly encouraged, knowingly induced or otherwise procured in violation of this Agreement, then the Company may (i) contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify the terms of such Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Acquisition Proposal and to inform such Person or its Representatives of this Section 5.6, (ii) furnish information concerning its business, properties or assets to such Person or any of its Representatives pursuant to a confidentiality agreement with confidentiality terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such Person or any of its

Representatives concerning such Acquisition Proposal, in the case of clauses (ii) and (iii), if the Company Board determines in good faith, after consultation with outside financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Superior Proposal. The Company shall (A) promptly (and in any case within twenty-four (24) hours) provide Parent notice (I) of the receipt of any Acquisition Proposal, which notice shall include a complete, unredacted copy of all written proposals, written indications of interest or draft agreements relating to, or other written materials that describe any of the terms and conditions of, such Acquisition Proposal, and (II) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) with, the Company or any of its Representatives concerning an Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials that describe any of the terms and conditions of such inquiry, offer, proposal or request, provide copies of such materials, (B) promptly (and in any case within twenty-four (24) hours) make available to Parent all material non-public information, including copies of all written materials, made available by the Company to such party but not previously made available to Parent and (C) keep Parent informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including material amendments and proposed material amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request, providing to Parent copies of any additional or revised written proposals, written indications of interest or draft agreements relating to such Acquisition Proposal or other inquiry, offer, proposal or request, or other written materials that describe any of the material terms and conditions of such Acquisition Proposal or other inquiry, offer, proposal or request. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person that prohibits the Company from providing any information to Parent in accordance with this Section 5.6.

(c)                                  Except as permitted by Section 5.6(d) or Section 5.6(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Recommendation, in each case in a manner adverse to Parent or Merger Sub, (ii) approve, authorize, declare advisable or recommend any Acquisition Proposal or (iii) adopt or approve, or publicly propose to adopt or approve, or allow the Company or any of its Subsidiaries to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.6(b)) (any action described in the foregoing clauses (i) and (ii) of this sentence being referred to as a “Company Adverse Recommendation Change”).

(d)                                 If, at any time prior to the receipt of the Company Stockholder Approval, the Company Board receives a bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes a Superior Proposal that was not initiated, sought, solicited, knowingly facilitated, knowingly encouraged, knowingly induced or otherwise procured in violation of this Agreement, the Company Board may (i) effect a Company Adverse Recommendation Change or

(ii) cause the Company to terminate this Agreement pursuant to Section 7.1(c)(ii) in order to enter into a definitive agreement providing for such Superior Proposal if, in each case, (A) the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) the Company has notified Parent in writing that the Company Board intends to effect a Company Adverse Recommendation Change pursuant to this Section 5.6(d) or terminate this Agreement pursuant to Section 7.1(c)(ii), (C) the Company has provided Parent a copy of the proposed definitive agreements and other proposed transaction documentation between the Company and the Person making such Superior Proposal, if any, (D) for a period of four (4) Business Days following the notice delivered pursuant to clause (B) of this Section 5.6(d), the Company shall have discussed and negotiated in good faith and made the Company’s Representatives available to discuss and negotiate in good faith (in each case to the extent Parent takes action to or does negotiate) with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term or condition of any Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) two (2) Business Days following delivery of such new notice from the Company to Parent and (II) the expiration of the original four (4)-Business Day period described in clause (D) above), and (E) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law; provided that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the Company shall have paid Parent the Termination Fee in accordance with Section 7.3(a) prior to or substantially concurrently with such termination.

(e)                                  Other than in connection with a Superior Proposal (which shall be subject to Section 5.6(d) and shall not be subject to this Section 5.6(e)), prior to obtaining the Company Stockholder Approval, the Company Board may, in response to an Intervening Event, take any action prohibited by clause (i) of Section 5.6(c), only if (i) the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has notified Parent in writing that the Company Board intends to effect such a Company Adverse Recommendation Change pursuant to this Section 5.6(e) (which notice shall specify the facts and circumstances providing the basis of the Intervening Event and for the Company Board’s determination to effect a Company Adverse Recommendation Change in reasonable detail), (iii) for a period of four (4) Business Days following the notice delivered pursuant to clause (ii) of this Section 5.6(e), the Company shall have discussed and negotiated in good faith and made the Company’s Representatives available to discuss and negotiate in good faith (in each case to the extent Parent takes action to or does negotiate) with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law and (iv)

no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law.

(f)                                   Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with its fiduciary duties under applicable Law; provided that (A) the obligations specified in Section 5.6(d) or 5.6(e) shall continue in full force and effect and (B) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed.

Section 5.7                                    Directors’ and Officers’ Indemnification and Insurance.

(a)                                 From and after the Effective Time, Parent agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law and the Certificate of Incorporation and the Bylaws in effect as of the date of this Agreement, each current or former director and officer of the Company (determined as of the Effective Time), in each case, when acting in such capacity or in serving as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a Company Benefit Plan, at the request or benefit of the Company (collectively, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Certificate of Incorporation and the Bylaws in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Certificate of Incorporation and Bylaws as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O

Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, all indemnification Contracts between any officer or director and the Company in effect prior to the date of this Agreement that have been made available to Parent.

(b)                                 Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to, as of or after the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time; provided that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(c)                                  The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

(d)                                 In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.

Section 5.8                                    Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause, in the case of the Company, any condition set forth in Section 6.2 not to be satisfied, or in the case of Parent, any condition set forth in

Section 6.3 not to be satisfied, at any time from the date of this Agreement to the Effective Time, (b) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, if the subject matter of such notice or other communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (c) any claims, investigations or Proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party (including its board of directors) or any of its Subsidiaries that relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no such notification shall, in and of itself, affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

Section 5.9                                    Public Disclosure. So long as this Agreement is in effect, neither Parent, nor the Company, nor any of their respective Affiliates, will disseminate any press release or other public announcement or disclosure concerning this Agreement, the Merger or the other transactions contemplated by this Agreement, except as may be required by Law or the rules of a national securities exchange or to the extent disclosed in or consistent with the Proxy Statement or the Form S-4, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, (a) without prior consent of the other parties, each party may disseminate information substantially consistent with information included in a press release or other document previously approved for external distribution by the other parties, or is otherwise not subject to such approval, in each case, pursuant to the first sentence of this Section 5.9 and (b) this Section 5.9 shall not apply to (i) any press release or other public announcement or disclosure in connection with any Company Adverse Recommendation Change effected by the Company Board in accordance with this Agreement or (ii) any press release or other public announcement or disclosure by the Company or Parent of any information concerning this Agreement, the Merger or the other transactions contemplated by this Agreement in connection with a determination or notice by the Company Board in accordance with Section 5.6(b), Section 5.6(d) or Section 5.6(e) or any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement.

Section 5.10                             Employee Benefits; Labor.

(a)                                 For purposes of this Section 5.10, (i) the term “Covered Employees” shall mean employees who are actively employed by or on a legally protected or approved leave of absence from the Company or any of its Subsidiaries immediately prior to the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b)                                 Except where applicable Law requires more favorable treatment, during the Continuation Period, Parent shall, or shall cause the applicable Subsidiary of Parent to, provide to each Covered Employee for so long as such Covered Employee remains an employee of Parent or any of its Subsidiaries during the Continuation Period, (x) base salary or base wage and target annual cash bonus opportunities, in the aggregate, that are no less favorable than the base salary or base wage and target annual cash bonus opportunities, in the aggregate, provided by the Company and its Subsidiaries to such Covered Employee immediately prior to the Effective Time and (y) pension and welfare benefits, in the aggregate, that are no less favorable than the pension and welfare benefits, in the aggregate, provided by the Company and its Subsidiaries to such Covered Employee immediately prior to the Effective Time.

(c)                                  In the event that a Covered Employee experiences a Qualifying Termination during the Continuation Period, such employee shall, no later than thirty (30) days following such Qualifying Termination, be paid a bonus award for the fiscal year during which such Qualifying Termination occurs under the annual bonus plan in which such Covered Employee is participating as of the date of such Qualifying Termination, based on target performance levels and prorated for the portion of the fiscal year (based on calendar days) elapsed between January 1 of the applicable fiscal year and the date of such Covered Employee’s Qualifying Termination; provided that any Covered Employee who is otherwise entitled to receive a prorated bonus for such period under a Severance Plan or otherwise will not be eligible to receive the prorated bonus described in this Section 5.10(c) in order to avoid duplication of benefits.

(d)                                 In the event any Covered Employee first becomes eligible to participate under any Parent Benefit Plan following the Effective Time, Parent shall, or shall cause the applicable Subsidiary of Parent to, use commercially reasonable efforts to (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee (and eligible dependents) under any Parent Benefit Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under any similar Company Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan and (ii) provide each Covered Employee with credit for any copayments, out-of-pocket requirements and deductibles paid prior to the Covered Employee’s coverage under any Parent Benefit Plan during the plan year in which the Effective Time occurs to the same extent such credit was given under any similar Company Benefit Plan that the Covered Employee (and eligible dependents) participated in immediately prior to coverage under the Parent Benefit Plan, in satisfying any applicable co-payment, deductible or out-of-pocket requirements under the Parent Benefit Plan for the plan year in which the Effective Time occurs.

(e)                                  As of the Effective Time, Parent shall recognize, or shall cause the applicable Subsidiary of Parent to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor employer of the Company or any of its Subsidiaries, to the extent such service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Benefit Plan) for purposes of determining eligibility to participate, level of benefits and vesting, benefit accruals (but not for benefit accrual purposes under any defined benefit pension plan) and for purposes of determining future vacation or paid time off accruals and severance amounts to the same extent as such Covered Employee received, immediately before the Effective Time, credit for such service under any similar Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time; provided that in no event shall anything contained in this Section 5.10 result in any duplication of benefits for the same period of service.

(f)                                   If requested by Parent no later than five (5) days prior to the Closing Date, effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or cause the termination of each U.S. tax-qualified defined contribution plan provided to current and former employees of the Company and its Subsidiaries (each, a “Company Qualified Plan”). In such event, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries (each, a “Parent Qualified Plan”), to permit each Covered Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash and notes (representing plan loans from the Company Qualified Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Covered Employee from such Company Qualified Plan to the corresponding Parent Qualified Plan. If the Company Qualified Plan is terminated as described herein, the Covered Employees shall be eligible to participate in a Parent Qualified Plan as soon as administratively practicable following the Closing Date.

(g)                                  Parent shall, or shall cause the applicable Subsidiary of Parent to, cause each Covered Employee who has elected to participate in a flexible spending plan maintained by the Company (the “Company FSA”) for the plan year during which the Closing occurs to be covered under a flexible spending plan maintained by Parent or one of its Subsidiaries (the “Parent FSA”) at the same level of coverage elected under the Company FSA. Each such Covered Employee shall be treated as if his or her participation in the Parent FSA had been continuous from the beginning of the plan year in which the Closing occurs and each existing salary reduction election shall be taken into account for the remainder of the plan year under the Parent FSA in which the Closing occurs. The Parent FSA shall provide reimbursement for medical care expenses and dependent care expenses incurred by Covered Employees at any time during the plan year in which the Closing occurs under the Company FSA (including claims incurred before the Closing), up to the amount of such Covered Employees’ elections and reduced by amounts previously reimbursed by the Company FSA.

(h)                                 Parent shall, and shall cause the Surviving Corporation or the applicable Subsidiary of Parent to, honor all contractual rights and employee benefit obligations to current and former employees under the Company Benefit Plans set forth on Section 5.10(h) of the Company Disclosure Letter. Parent acknowledges that the transactions contemplated by this Agreement will constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Company Benefit Plans.

(i)                                     The parties hereto acknowledge and agree that all provisions contained in this Section 5.10 with respect to employees, including Covered Employees, of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, in any Company Benefit Plan or (ii) to continued employment with the Company, Parent, the Surviving Corporation or their respective Subsidiaries or Affiliates.

Notwithstanding anything in this Section 5.10 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan, Parent Benefit Plan or any other employee benefit plans of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates or shall prohibit Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates from amending or terminating any employee benefit plan.

Section 5.11                             Merger Sub. Parent will take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Immediately following execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and its certificate of incorporation and bylaws, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

Section 5.12                             Rule 16b-3 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be reasonably necessary or advisable (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.13                             Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, at or prior to the Effective Time.

Section 5.14                             Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts, in accordance with applicable rules and policies of Nasdaq, to facilitate the commencement of the delisting of the Company and of the shares of Company Common Stock from Nasdaq as promptly as practicable after the Effective Time. Prior to the Effective Time, the Company shall not voluntarily delist the Company Common Stock from Nasdaq.

Section 5.15                             State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company or the Merger, the Voting Agreement(s) or the other transactions contemplated by this Agreement, then the Company Board shall take any and all actions within the Company’s control as are permitted under applicable Law and necessary to eliminate or, if it is not possible to eliminate, then to minimize the effects of such statutes on the foregoing.

Section 5.16                             Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Proceeding brought by any stockholder of the Company against the Company or its directors or executive officers relating to the Merger or the other transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any such Proceeding commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.17                             Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall use commercially reasonable efforts to cause any director of the Company to execute and deliver a letter effectuating his or her resignation as a director of such entity effective as of the Effective Time.

Article VI

CONDITIONS TO THE MERGER

Section 6.1                                    Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Closing of the following conditions:

(a)                                 the Company shall have obtained the Company Stockholder Approval;

(b)                                 the Parent Stock Issuance shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(c)                                  the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any Proceedings by or before the SEC seeking a stop order;

(d)                                 any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or early termination thereof shall have been granted; and

(e)                                  no Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger.

Section 6.2                                    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Closing of the following additional conditions:

(a)                                 (i) each of the representations and warranties of the Company contained in Section 3.2(a), Section 3.2(c)(i), (ii) and (iv) (in each such clause of Section 3.2(c), with respect to the Company and the securities thereof or equity interests therein), Section 3.3, Section 3.4,

Section 3.5(a)(i), Section 3.7(c) and Section 3.24 shall be true and correct in all respects (other than, in the case of Section 3.2(a), Section 3.2(c)(i), (ii) and (iv) (in each such clause of Section 3.2(c), with respect to the Company and the securities thereof or equity interests therein), de minimis inaccuracies) as of the Closing Date as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) each of the representations and warranties of the Company contained in the first sentence of Section 3.1, Section 3.2(b), Section 3.2(c)(iii), Section 3.25 and Section 3.26 (without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein) shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date) and (iii) the other representations and warranties of the Company contained in this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein) shall be true and correct as of the Closing Date as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company;

(b)                                 the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing; and

(c)                                  Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3                                    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Closing of the following additional conditions:

(a)                                 (i) each of the representations and warranties of Parent and Merger Sub contained in Section 4.2(a), Section 4.2(c)(i), (ii) and (iv) (in each such clause of Section 4.2(c), with respect to the Parent and the securities thereof or equity interests therein), Section 4.3, Section 4.4, Section 4.5(a)(i) and Section 4.7(b) shall be true and correct in all respects (other than, in the case of Section 4.2(a), Section 4.2(c)(i), (ii) and (iv) (in each such clause of Section 4.2(c), with respect to the Parent and the securities thereof or equity interests therein), de minimis inaccuracies) as of the Closing Date as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) each of the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 4.1, Section 4.2(b), Section 4.2(c)(iii) and Section 4.16 (without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein) shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date) and (iii) the other representations and warranties of the Parent and Merger Sub contained in this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein) shall be true and correct as of the Closing Date as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent;

(b)                                 Parent and Merger Sub shall have performed or complied in all material respects with each of their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing; and

(c)                                  the Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Article VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)                                 by mutual written consent of each of Parent and the Company;

(b)                                 by either Parent or the Company, if:

(i)                                     the Merger shall not have been consummated on or before 5:00 p.m. (New York time) on April 28, 2020 (the “Termination Date”); provided, however, that if the conditions to the Closing set forth in Section 6.1(d) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), the Termination Date may be extended by either Party (by delivering written notice to the other party at or prior to 5:00 p.m. (New York time) on April 28, 2020) to July 28, 2020, and such date, as so extended, shall be the “Termination Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if a material breach by such party of any of its obligations under this Agreement has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Termination Date;

(ii)                                  prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement or any Law shall have been enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and in the case of such an Order, such Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this

Section 7.1(b)(ii) shall not be available to a party if a material breach by such party of its obligations under Section 5.4 has been the principal cause of or principally resulted in the issuance of such Order; or

(iii)                               the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)                                  by the Company if:

(i)                                     Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not capable of being cured by Parent or Merger Sub, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent or Merger Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.2(b); or

(ii)                                  at any time prior to receipt of the Company Stockholder Approval, in order for the Company to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.6(d); provided that prior to or substantially concurrently with such termination, the Company pays or causes to be paid to Parent the Termination Fee; or

(d)                                 by Parent if:

(i)                                     the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.3(b); or

(ii)                                  at any time prior to the receipt of the Company Stockholder Approval, (A) the Company Board shall have made a Company Adverse Recommendation Change, (B) the Company or the Company Board shall have failed to include in the Proxy Statement the Company Recommendation or (C) the Company

Board shall have (I) failed to publicly reaffirm the Company Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following receipt by the Company of an Acquisition Proposal that is publicly announced (which request by Parent may only be given once with respect to each such Acquisition Proposal; provided that Parent may make another written request to which this clause (I) shall apply in the event of any publicly disclosed change to the price or other material terms of such Acquisition Proposal) or (II) failed to recommend against any Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act (in a Solicitation/Recommendation Statement on Schedule 14D-9, if such statement is required to be filed or is otherwise filed), within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer.

Section 7.2                                    Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 7.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided that no such termination shall relieve any party hereto of any liability or damages resulting from any knowing and intentional breach of its obligations under this Agreement prior to such termination or fraud in the making of the representations and warranties set forth herein; and provided, further, that the Confidentiality Agreement, this Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article VIII shall survive any termination of this Agreement pursuant to Section 7.1. For purposes of this Agreement, “knowing and intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement.

Section 7.3                                    Termination Fees.

(a)                                 If this Agreement is terminated by:

(i)                                     (A) Parent pursuant to Section 7.1(d)(i) on the basis of a breach of a covenant or agreement contained in this Agreement or (B) either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and in any such case (I) after the execution of this Agreement and prior to such termination (or prior to the Company Stockholders’ Meeting in the case of termination pursuant to Section 7.1(b)(iii)), an Acquisition Proposal shall have been publicly disclosed (or, in the case of termination pursuant to Section 7.1(b)(i) or Section 7.1(d)(i), otherwise made known to the Company Board) and not withdrawn (publicly, if publicly disclosed) and (II) within twelve (12) months after such termination, any Acquisition Proposal is consummated or the Company enters into a definitive agreement with respect to any Acquisition Proposal that is subsequently consummated (provided that for purposes of this Section 7.3(a)(i), the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)                                  the Company pursuant to Section 7.1(c)(ii); or

(iii)                               Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay, or cause to be paid, to Parent the Termination Fee.

Any payments required to be made under this Section 7.3(a) shall be made by wire transfer of same-day funds to the account or accounts designated by Parent, (A) in the case of clause (i) above, on the same day as the consummation of the Acquisition Proposal contemplated therein, (B) in the case of clause (ii) above, immediately prior to or substantially concurrently with such termination and (C) in the case of clause (iii) above, promptly, but in no event later than two (2) Business Days after the date of such termination.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)                                  The Company acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to timely pay the Termination Fee pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of the Termination Fee set forth in this Section 7.3, the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 7.4                                    Amendment. This Agreement may be amended by mutual agreement of the parties hereto in writing at any time before or after receipt of the Company Stockholder Approval; provided that after the Company Stockholder Approval has been obtained, there shall not be any amendment that by applicable Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law.

Section 7.5                                    Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Article VIII

GENERAL PROVISIONS

Section 8.1                                    Survival. The representations, warranties, covenants and agreements in this Agreement and in any certificate or other document delivered pursuant to this Agreement, including rights arising out of any breach of such representations, warranties, covenants and agreements, shall terminate at the Effective Time; provided that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2                                    Expenses. Except as expressly set forth herein (including Section 5.4 and Section 7.3), all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 8.3                                    Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail, addressed as follows:

if to Parent or Merger Sub:

Exact Sciences Corporation
441 Charmany Drive
Madison, Wisconsin 53719
Phone:
Email:
Attention:                       D. Scott Coward, Senior Vice President, General Counsel,

Chief Administrative Officer & Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Phone:                                      (312) 407-0700
Fax:                                                   (312) 407-0411
Email:                                          Charles.Mulaney@skadden.com
                                                                              Richard.Witzel@skadden.com
Attention:                       Charles W. Mulaney, Jr.
                                                                              Richard C. Witzel, Jr.

if to the Company:

Genomic Health, Inc.
301 Penobscot Drive
Redwood City, California 94063
Phone:
Email:
Attention:                       Jason W. Radford, Chief Legal Officer

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
Phone:                                      (650) 461-5669
Fax:                                                   (650) 461-5747
Email:                                          hurdm@sullcrom.com
                                                                              paynesa@sullcrom.com
Attention:                       Matthew G. Hurd
                                                                              Sarah P. Payne

and

Pillsbury Winthrop Shaw Pittman LLP
4 Embarcadero Center, 22nd Floor
San Francisco, California 94111
Phone:                                      (415) 983-1000
Fax:                                                   (415) 983-1200
Email:                                          stanton.wong@pillsburylaw.com
                                                                              justin.hovey@pillsburylaw.com
Attention:                       Stanton D. Wong
                                                                              Justin D. Hovey

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 8.3; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 7:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 8.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.3.

Section 8.4                                    Interpretation; Certain Definitions.

(a)                                 The parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)                                 The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to July 28, 2019, unless the context requires otherwise. References to any information or document being “made available,” “provided” or “furnished” (other than to the SEC) and words of similar import shall include such information or document having been posted to the online data room referred to as “Space” hosted on behalf of the Company by Merrill Corporation prior to the date of this Agreement. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws, and to any statutes, rules or regulations promulgated thereunder. All references to “dollars” or “$” refer to currency of the United States. References to the “ordinary course of business” of any Person shall be deemed to mean “the ordinary course of business in a manner consistent with the past practices” of such Person.

Section 8.5                                    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 8.6                                    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that

Merger Sub may assign any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof so long as such assignment would not delay, impair or prevent consummation of the Merger or otherwise have a Material Adverse Effect on Parent and Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.6 shall be null and void.

Section 8.7                                    Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto), together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.8                                    No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder except for the right of the Company to pursue damages (including to the extent proven and awarded by the court, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company’s stockholders, it being acknowledged that (i) prior to the Effective Time, the stockholders of the Company shall not have the right to assert directly any claim against Parent or Merger Sub or otherwise enforce this Agreement and (ii) from and after the Effective Time, the stockholders’ rights are governed by subsection (b) of the following proviso); provided that it is specifically intended that (a) the D&O Indemnified Parties (solely with respect to Section 5.7 and this Section 8.8 from and after the Effective Time) and (b) from and after the Effective Time, the holders of Company Common Stock and Company Equity Awards (solely with respect to Article II) are each intended third-party beneficiaries hereof.

Section 8.9                                    Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.10                             Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that, prior to valid termination of this Agreement in accordance with Section 7.1, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.11                             Consent to Jurisdiction.

(a)                                 Each of the parties hereto hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (iv) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of Parent, Merger Sub and the Company agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)                                 Each party irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

Section 8.12                             Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.13                             WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EXACT SCIENCES CORPORATION

By:	/s/ Kevin T. Conroy
	Name:	Kevin T. Conroy
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

SPRING ACQUISITION CORP.

By:	/s/ Kevin T. Conroy
	Name:	Kevin T. Conroy
	Title:	President

[Signature Page to Merger Agreement]

GENOMIC HEALTH, INC.

By:	/s/ Kimberly J. Popovits
	Name:	Kimberly J. Popovits
	Title:	President & Chief Executive Officer

[Signature Page to Merger Agreement]

APPENDIX A

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” shall mean a proposal or offer from any Person providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company, pursuant to which any such Person (including such Person’s or resulting company’s direct or indirect stockholders) would own or control, directly or indirectly, fifteen percent (15%) or more of the voting power of the Company, (ii) sale or other disposition, directly or indirectly, of assets of the Company (including the capital stock or other equity interests of any of its Subsidiaries) or any Subsidiary of the Company representing fifteen percent (15%) or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing fifteen percent (15%) or more of the voting power of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any Person would acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of capital stock or other equity interests representing fifteen percent (15%) or more of the voting power of the Company or (v) any related combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified. For the avoidance of doubt, Parent shall not be deemed to be an Affiliate of the Company by virtue of the Voting Agreement(s).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employment or employee benefit plan, program, practice, policy, arrangement or agreement, including any compensation, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right or other equity or equity-based compensation, bonus, incentive compensation, employment, change in control, retention, retirement, pension, post-employment benefits, supplemental retirement, deferred compensation, profit-sharing, unemployment, severance, termination pay, health or medical benefits, employee assistance program, welfare, hospitalization, life, accidental death and dismemberment, long-term disability or short-term disability, sick-leave, fringe benefit or other similar compensation or employee benefit plan, program, practice, policy, arrangement or agreement, in each case, whether written or unwritten and whether or not subject to ERISA, for any current or former employee, director or individual service provider of the Company or any of its Subsidiaries, which is maintained, administered, sponsored, participated in, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability; provided that in no event shall a Company Benefit Plan include any plan, program, arrangement or practice that is implemented, administered or operated by a Governmental Authority.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean the Company Stock Options and Company RSU Awards.

“Company Equity Plan” shall mean the Genomic Health, Inc. Amended and Restated 2005 Stock Incentive Plan, as amended from time to time, and any other equity or equity-based plan, program, or arrangement of the Company or any of its Subsidiaries or any predecessor thereof, other than the Company ESPP.

“Company ERISA Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company ESPP” shall mean the Genomic Health, Inc. Employee Stock Purchase Plan, as amended from time to time.

“Company Lease” shall mean all agreements, including all amendments and modifications thereto, pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, uses or otherwise occupies the Company Leased Real Property.

“Company Leased Real Property” shall mean any real property which the Company or any of its Subsidiaries leases, subleases, licenses, uses or otherwise occupies any real property or any interest therein from any other Person.

“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement and approve the Merger.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated June 13, 2019, between Parent and the Company.

“Contract” shall mean any binding contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment, partnership, limited liability company or other agreement.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. The terms “Controlling” and “Controlled by” shall have correlative meanings.

“Customs & International Trade Authorizations” shall mean any and all licenses, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, reexport, deemed reexport, or import of goods, software, technology, technical data, services and international financial transactions.

“Copyleft Software” means any software, data, algorithm or other Intellectual Property (“Component” ) that requires, as a condition of its use, modification or distribution, that such Component, or other Components incorporated into, derived from, or distributed with, such Component (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works or (3) be redistributable at no or minimal charge. For the avoidance of doubt, Open Source Software includes all Components licensed or distributed under the GNU Affero General Public License, GNU General Public License (GPL), Lesser/Library GPL (LGPL) or any other licenses compliant with the “open source” definition of the Open Source Initiative.

“Customs & International Trade Laws” shall mean the applicable export control, import, customs and trade, anti-bribery, and anti-boycott Laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including the UK Bribery Act 2010, the Tariff Act of 1930, as amended, and other applicable Laws administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor or successor agencies; the Export Administration Act of 1979, as amended; the Export Control Reform Act of 2018; the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the “Debarred List”; the anti-boycott Laws administered by the U.S. Department of Commerce; the anti-boycott Laws administered by the U.S. Department of the Treasury; and the Foreign Trade Regulations administered by the Census Bureau.

“Delaware Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Environmental Laws” shall mean all applicable Laws relating to pollution or protection of the environment, natural resources or, as it relates to exposure to Hazardous Materials, human health and safety, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.) and other similar foreign, state and local Laws.

“Equity Award Exchange Ratio” shall mean the sum of (i) the quotient (rounded to five (5) decimal places) obtained by dividing (x) the Cash Consideration by (y) the Parent Stock Price and (ii) the Exchange Ratio.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Ratio” shall mean (i) if the Parent Stock Price is an amount equal to or greater than $120.75, 0.36854, (ii) if the Parent Stock Price is an amount greater than $98.79 but less than $120.75, an amount equal to the quotient obtained by dividing (A) $44.50 by (B) the Parent Stock Price and (iii) if the Parent Stock Price is equal to or less than $98.79, 0.45043 (in each case, rounded to five (5) decimal places).

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Foreign Plan” shall mean each Company Benefit Plan that primarily covers current or former employees, directors or individual service providers of the Company or any of its Subsidiaries based outside of the United States or that is subject to any Law other than U.S., federal, state or local law (other than any plan or program that is required by statute or maintained by a Governmental Authority to which the Company or any of its Affiliates contributes pursuant to applicable Law).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, local, domestic, foreign or supranational government, or any governmental, regulatory, judicial or administrative authority, agency, commission or instrumentality.

“Hazardous Materials” shall mean any material, substance, chemical or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution, waste, the environment, or natural resources or (ii) can form the basis of any liability under any Law relating to pollution, waste or the environment, or natural resources.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and the implementing regulations of each, as each are amended from time to time and when those regulations become effective.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (iii) any liabilities or obligations with respect to interest rate, currency or commodity swaps, collars, caps, hedging obligations or any Contract designated to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, (iv) any capitalized lease obligations, (v) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (vi) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

“Information Privacy and Security Laws” shall mean all Laws concerning the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, transfer (including cross-border) or protection of Personal Data or software or IT Assets, including any applicable Law, and all regulations promulgated and guidance issued by Governmental Authorities (including staff reports) thereunder, including, but not limited to, the following Laws and their implementing regulations or regulatory guidance, each as amended from time to time: HIPAA, guidance and regulations issued by the FDA regarding clinical trials or the de-identification of biological samples, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the California Confidentiality of Medical Information Act (CMIA), the California Consumer Privacy Act and other state data protection or cybersecurity laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, any Laws pertaining to privacy or data security of health information, genetic information or biological samples (including the Genetic Information Nondiscrimination Act (GINA), the California Genetic Information Nondiscrimination Act (CalGINA) and other state laws pertaining to such subject matter), the General Data Protection Regulation (2016/679) (the “GDPR” ) and any national law supplementing the GDPR (such as, in the U.K., the Data Protection Act 2018), any other data protection or privacy laws, regulations or regulatory requirements applicable to the processing of Personal Data (as amended or replaced from time to time), and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including, but not limited to, outbound calling and text messaging, telemarketing and email marketing).

“Intellectual Property” shall mean any and all intellectual property rights throughout the world, including in all (i) patents and applications therefor, including all reissues, re-examinations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part of the foregoing; (ii) inventions (whether or not patentable), trade secrets, know how, materials, databases and rights in data and collections of data, business methods, techniques, algorithms, protocols, processes, formulae, technical data, research and development information, technology and customer lists and other proprietary information; (iii) works of authorship and other copyrightable subject matter, copyrights and all registrations and applications for any of the foregoing, including in computer software (whether in source code, object code, or other form), mask works and mask work registrations; (iv) industrial designs and any registrations and applications therefor; and (v) registered and unregistered trademarks, trade names, trade dress, logos, common law trademarks and service marks, domain names, URLs, and other indicia of source or origin, including registrations and applications for the foregoing and renewals thereof and all goodwill associated therewith and symbolized thereby.

“Intervening Event” shall mean a material event or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known to the Company Board as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Company Board prior to the Company Stockholder Approval; provided that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event.

“IRS” shall mean the United States Internal Revenue Service.

“IT Assets” shall mean computers, computer systems, networks, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, circuits and all other information technology equipment or systems (including any outsourced systems and processes).

“Knowledge” shall mean the actual knowledge of the officers and employees of the Company set forth on Appendix A of the Company Disclosure Letter, or the officers and employees of Parent set forth on Appendix A of the Parent Disclosure Letter, as applicable, in each case after reasonable inquiry by each such person.

“Labor Agreement” shall mean (i) any collective bargaining agreement or (ii) any other labor-related agreement, arrangement or understanding (other than agreements, arrangements or understandings the terms of which are set forth by applicable Law) that restricts the movement of work (other than as provided by applicable Law) or has a material financial impact on the applicable business unit or units subject to such agreement, arrangement or understanding, in each case, with a labor or trade union, or labor organization or works council that is recognized by the Company.

“Law” shall mean any domestic, federal, state, municipal, local, national, supranational or foreign statute or law (whether statutory or common law), constitution, code, ordinance, rule, regulation, order, writ, judgment, decree, binding directive (including those of any applicable self-regulatory organization), arbitration award, agency requirement or any other enforceable requirement of any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, easements, options, hypothecations, conditional sales agreements, adverse claims of ownership or use, title defects, easements, right of way or charges of any kind.

“Material Adverse Effect” shall mean, with respect to Parent or the Company, any event, circumstance, occurrence, effect, fact, development or change that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall constitute or be taken into account in determining whether a Material Adverse Effect shall have occurred: (i) changes in general economic, financial market, regulatory, business, financial, political, geopolitical, credit or capital market conditions, including interest or exchange rates; (ii) general changes or developments in any of the industries or markets, or in the business conditions in the geographic regions, in which such Person or any of its Subsidiaries operate; (iii) changes in any applicable Laws or accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of such Person’s securities or other financial instruments or change in such Person’s credit rating, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may constitute or be taken into account in determining whether a Material Adverse Effect has occurred); (v) any failure by such Person to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third-party estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may constitute or be taken into account in determining whether a Material Adverse Effect has occurred); (vi) acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing, weather related events, fires, natural disasters or any other acts of God; (vii) the public announcement or pendency of the Merger or the other transactions contemplated by this Agreement (including, to the extent resulting from the foregoing, any effect on any of such Person’s or any of its Subsidiaries’ relationships with their respective suppliers or employees); or (viii) any actions or claims made or brought by any of the current or former stockholders of such Person (or on their behalf or on behalf of such Person) against such Person or any of its directors, officers or employees arising out of this Agreement and the Merger; provided, further, that, the exceptions in clauses (i) through (iii) and (vi) shall not apply to the extent the events, circumstances, occurrences, effects, facts, developments or changes set forth in such clauses have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which such Person and its Subsidiaries operate.

“Nasdaq” shall mean the Nasdaq Stock Market.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury or any successor agency or office.

“Order” shall mean any decree, order, judgment, injunction, writ, stipulation, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

“Parent Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employment or employee benefit plan, program, practice, policy, arrangement or agreement, including any compensation, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right or other equity or equity-based compensation, bonus, incentive compensation, employment, change in control, retention, retirement, pension, post-employment benefits, supplemental retirement, deferred compensation, profit-sharing, unemployment, severance, termination pay, health or medical benefits, employee assistance program, welfare, hospitalization, life, accidental death and dismemberment, long- or short-term disability, sick-leave, fringe benefit or other similar compensation or employee benefit plan, program, practice, policy, arrangement or agreement, in each case, whether written or unwritten and whether or not subject to ERISA, for any current or former employee, director or individual service provider of Parent or any of its Subsidiaries, which is maintained, administered, sponsored, participated in, contributed to or required to be contributed to by Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries could reasonably be expected to have any liability; provided that in no event shall a

Parent Benefit Plan include any plan, program, arrangement or practice that is implemented, administered or operated by a Governmental Authority.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Equity Plans” shall mean (i) the Parent 2019 Omnibus Long-Term Incentive Plan, the Parent 2016 Inducement Award Plan, the Parent 2015 Inducement Award Plan, the Parent 2010 Omnibus Long-Term Incentive Plan, the Parent 2000 Stock Option and Incentive Plan, and the award agreements thereunder and (ii) each other plan or non-plan award agreement pursuant to which stock options or other incentive equity or equity-based awards with respect to Parent Common Stock have been granted to employees or other service providers of Parent or its Subsidiaries; provided that the Parent Equity Plans shall not include the Parent 2010 Employee Stock Purchase Plan.

“Parent Organizational Documents” shall mean the certificate of incorporation and bylaws, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.

“Parent Stock Price” shall mean the average of the VWAPs of Parent Common Stock on each of the fifteen (15) consecutive Trading Days ending immediately prior to the Closing Date.

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due or that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established (as of the date of this Agreement and as of the Closing), in accordance with GAAP, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens incurred in the ordinary course of business, or that are not yet due or that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established (as of the date of this Agreement and as of the Closing), in accordance with GAAP, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and that are not violated in any material respect by the current use and operation of such real property or the operation of the business of the Company and its Subsidiaries, (v) with respect to real property, Liens or other imperfections of title, if any, that do not, individually or in the aggregate, materially affect the continued ownership, rights to, use or operation (as applicable) of the applicable property in the conduct of business of a Person and its Subsidiaries as currently conducted, and (vi) in the case of Intellectual Property, non-exclusive licenses to customers or suppliers in their capacities as such in the ordinary course of business.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Data” shall mean any information about an identifiable individual that alone or in combination with other information could be used to identify an individual, including: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees and (ii) any (A) persistent identifier, such as IP address or machine I.D. associated with an individual, (B) Protected Health Information (as such term is defined in the Health Insurance Portability and Accountability Act of 1996), (C) Nonpublic Personal Information (as such term is defined in Gramm-Leach-Bliley Act, as amended) or (D) Personal Data (as such term is defined in the GDPR and any national law supplementing the GDPR). “Personal Data” also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Law.

“Proceedings” shall mean legal, administrative, arbitral or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations or examinations.

“Qualifying Termination” shall have the meaning set forth in Section 5.1(c) of the Company Disclosure Letter.

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or any European Union member state, (ii) any Person located, organized or resident in a Sanctioned Country or (iii) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other jurisdiction where the Company or any of its Subsidiaries do business.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Security” shall mean, with respect to any Person, any series of common stock, preferred stock and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.

“Severance Plans” shall mean the Company Severance Plan For Executive Management, as amended, and the Company Severance Plan For Executive Management (International Version).

“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (provided that for purposes of this definition, references to “fifteen percent (15%) or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than fifty percent (50%)”), which the Company Board determines in good faith (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, and any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal.

“Tax” or “Taxes” shall mean any and all U.S. federal, state, local and foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

“Tax Returns” shall mean returns, reports, declarations, claims for refund and information statements, including any schedule, attachment or amendment thereto, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority.

“Termination Fee” shall mean $92,400,000.

“Trading Day” shall mean any day on which Nasdaq is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 PM New York City time.

“Treasury Regulations” shall mean regulations promulgated by the IRS under the Code.

“VWAP” shall mean, for any Trading Day, the volume-weighted average price per share of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent).

Exhibit A

Form of Voting Agreement

Exhibit B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
GENOMIC HEALTH, INC.

ARTICLE I

The name of the corporation is Genomic Health, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one cent ($0.01).

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.                                    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.                                    The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws (the “Bylaws”) of the Corporation.

C.                                    The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws.  Election of directors need not be by written ballot unless the Bylaws so provide.

D.                                    In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any bylaws adopted by the stockholders of the Corporation; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

Reference is made to that certain Agreement and Plan of Merger, by and among Spring Acquisition Corp. (as “Merger Sub” thereunder), the Corporation and Exact Sciences Corporation, a Delaware corporation (as “Parent” thereunder), dated as of July 28, 2019 (the “Merger Agreement”), setting forth, among other things, the terms and conditions of the merger at the Effective Time (as defined in the Merger Agreement) of Merger Sub with and into the Corporation, with the Corporation continuing as the surviving corporation of the merger as a direct or indirect wholly-owned subsidiary of the Parent.

A.                                    Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.                                    Indemnification.  Each person who is (as of the Effective Time) or was (prior to the Effective Time) a director or officer of the Corporation (including the heirs, executors, administrators or estate of such person) shall be indemnified and advanced expenses by the Corporation with respect to the acts or omissions of such person (in such person’s capacity as a director or officer of the Corporation or in such person’s capacity as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a benefit plan, at the request or benefit of the Corporation) occurring at or prior to the Effective Time, in accordance with the bylaws of the Corporation in effect as of immediately prior to the Effective Time, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. The right to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Amended

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and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

C.                                    Repeal and Modification.  For a period of six (6) years from the Effective Time, the Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of this Article VIII and the Bylaws with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights under this Article VIII or the Bylaws; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

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